The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are neither offers to sell nor solicitations of offers to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Filed Pursuant to Rule 424(b)(3)
Commission File Number 333-150610

SUBJECT TO COMPLETION, DATED MARCH 4, 2009

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 19, 2008)

10,000,000 Shares

Class A Common Stock

This is an offering of 10,000,000 shares of Class A common stock, $0.01 par value per share, or Class A Common Stock, of JER Investors Trust Inc. Each share of Class A Common Stock represents rights equal to those of fifteen (15) shares of our common stock, $0.01 par value per share, or the Existing Common Stock, as to all matters, including distributions, rights upon liquidation, dissolution or winding up and voting rights. Our Class A Common Stock is a new issuance of securities and does not have an established trading market. However, our Existing Common Stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “JRT”. The last reported sale price of our Existing Common Stock on the NYSE on March 3, 2009 was $0.88 per share. We intend to apply to list our Class A Common Stock on the NYSE under the symbol “JRT.A”.

Following the completion of this offering, holders of Existing Common Stock will have the right to exchange any or all of their shares of Existing Common Stock for shares of Class A Common Stock at a rate of one (1) share of Class A Common Stock for every fifteen (15) shares of Existing Common Stock that they hold. At our annual stockholders meeting to be held in May 2009, stockholders will be asked to approve an amendment to our charter pursuant to which the Existing Common Stock will be mandatorily exchanged for shares of Class A Common Stock at a ratio of 15 for 1. If such amendment is not approved, the Existing Common Stock will remain outstanding. We will pay cash in lieu of any fractional shares of Class A Common Stock payable pursuant to such exchanges.

Joseph E. Robert, Jr., our chief executive officer and the chairman of our board of directors, has indicated that he intends to purchase a number of shares of our Class A Common Stock in this offering equal in the aggregate to approximately $3.0 million. The underwriters will not receive any underwriting discounts or commissions with respect to Mr. Robert’s purchase. Mr. Robert is subject to the 9.8% ownership limitation on any class of our capital stock described below, unless our board of directors waives or modifies this ownership limit.

Investing in our Class A Common Stock involves risks. Please read the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$		$(1)
Proceeds, Before Expenses, to Us	$	$
(1)	The underwriters will not receive any underwriting discounts or commissions with respect to the shares of Class A Common Stock to be sold to Mr. Robert.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus, including, in each case, the documents incorporated by reference, is truthful or complete. Any representation to the contrary is a criminal offense.

We have elected to qualify to be taxed as a real estate investment trust, or REIT, for tax purposes. In order to protect us against risk of losing our status as a REIT due to concentration of ownership among stockholders, our charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of the outstanding shares of any class of our capital stock, unless our board of directors waives or modifies this ownership limit. In addition, our charter contains various other restrictions on the ownership and transfer of our capital stock.

We have granted to the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of our Class A Common Stock to cover over-allotments, if any, at the public offering price per share, less underwriting discounts and commissions.

The underwriters expect that the shares of our Class A Common Stock will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about March     , 2009.

JMP Securities	Friedman Billings Ramsey

The date of this prospectus supplement is March     , 2009

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context suggests otherwise, references to “our company,” “the Company,” “we,” “us” and “our” mean JER Investors Trust Inc.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A Common Stock. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the Class A Common Stock offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in our Class A Common Stock you should carefully read this prospectus supplement along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since such dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Supplement Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the success or failure of our efforts to implement our current business strategy;

•	availability of capital to us, including the success or failure of this offering;

•	our ability to list the Class A Common Stock for trading on the NYSE;

•	our ability to maintain or replace existing financing arrangements;

•	changes in economic conditions generally and in the commercial real estate mortgage finance, real estate and capital markets specifically;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);

•	the availability of, and our ability to retain, qualified personnel;

•	JER Commercial Debt Advisors, LLC remaining as our external manager and remaining affiliated with J.E. Robert Company, Inc.;

ii

•	the performance and financial condition of borrowers;

•	the actions of our competitors and our ability to respond to those actions;

•	the performance of our assets, including our collection of interest and principal payments thereupon;

•	our ability to maintain adequate liquidity, including satisfying margin call requirements and meeting distribution requirements to maintain our REIT status;

•	our ability to comply with financial covenants in our debt instruments;

•

our ability to obtain regular cash flows from the assets securing our CDOs, which in turn is dependent upon the compliance with interest coverage and over-collateralization coverage tests within each CDO;

•	changes in interest rates and interest rate spreads, including credit spreads;

•	changes in generally accepted accounting principles, or GAAP, or interpretations thereof;

•	rating agency downgrades adversely affecting securities owned by us, including securities owned by us in our CDOs;

•	market trends;

•	application and interpretation of the rules and regulations of the Investment Company Act of 1940, as amended, or the Investment Company Act; and

•	other factors as may be detailed from time to time in our public announcements and filings with the Securities and Exchange Commission, or the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included and incorporated by reference in this prospectus supplement and accompanying prospectus and in the periodic reports that we file with the SEC. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus supplement. The risk factors included and incorporated by reference into this prospectus supplement and accompanying prospectus and in our periodic reports could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

This prospectus supplement and the accompanying prospectus, including the information incorporated into herein and therein by reference, may contain statistics and other data that in some cases have been obtained from or compiled from information made available by loan servicers and other third-party service providers.

iii

THE COMPANY

General

We are a specialty finance company organized in April 2004 primarily to acquire and originate real estate debt securities and loans and fee interests in net leased real estate assets. We are externally managed and advised by JER Commercial Debt Advisors, LLC, or our manager, an affiliate of J.E. Robert Company, Inc., or J.E. Robert Company. We have historically invested primarily in non-investment grade tranches of commercial mortgage backed securities, or CMBS, and commercial real estate mezzanine loans. We have also invested in whole commercial mortgage loans and net leased real estate assets. However, we intend to invest the net proceeds of this offering primarily in senior investment grade tranches of CMBS. We also intend to use approximately $15.7 million of the net proceeds of this offering to repurchase all of our outstanding trust preferred securities with an aggregate liquidation amount of $60.0 million, contingent on the completion of this offering. Following our repurchase of the trust preferred securities, our outstanding junior subordinated debentures will be retired. We intend to pursue a selective investment strategy in acquiring CMBS assets by targeting specific transactions based on an analysis of an issuer’s debt structure and taking into account the underlying real estate and borrower credit risk. We intend to capitalize on the knowledge and substantial resources of J.E. Robert Company and its affiliates, and our analysis is informed, among other factors, by its expertise as a special servicer of CMBS. We are organized and conduct our operations in a manner intended to qualify as a REIT for federal income tax purposes.

Our Investment Strategy

Our primary near-term investment strategy is to acquire senior investment grade tranches of CMBS, with an emphasis on CMBS originally rated AA through AAA by Standard & Poor’s, or S&P, a division of the McGraw-Hill Companies, Aa2 through Aaa by Moody’s Investors Services, Inc., or Moody’s, and/or AA through AAA by Fitch Investors Service, Inc., or Fitch. We intend to capitalize on what we believe to be historic capital and credit market inefficiencies and dislocations that have created opportunities with the potential to achieve attractive risk-adjusted returns on an unlevered basis. We plan to employ our extensive credit underwriting and due diligence experience gained through our five years of investing in and managing CMBS, together with J.E. Robert Company’s extensive experience as a special servicer on CMBS transactions with underlying collateral pools of commercial real estate loans, currently aggregating approximately $48 billion of unpaid principal balance. The extensive relationships that we and J.E. Robert Company have with market participants in the real estate securities industry provide us with access to significant investment opportunities, which we believe may not be typically available to the general market. Our objectives are to generate cash for distribution to our stockholders and facilitate capital appreciation and thereby provide attractive total returns to our stockholders. In the near- to medium-term, we expect to acquire most of our investments on an unlevered basis. Our management will evaluate the future use of leverage if and when borrowings become available on acceptable terms.

Prior to this offering, we focused primarily on investments in non-investment grade CMBS and mezzanine loans, as well as whole commercial mortgage loans and net leased real estate assets in which we intend to continue to selectively invest in order to be able to continue to rely on certain exemptions from the Investment Company Act. Since our formation in 2004, we have acquired more than $1.9 billion in commercial real estate loans and debt securities, including $1.1 billion of CMBS (representing $1.9 billion face amount of CMBS), and executed two collateralized debt obligation, or CDO, financings. Beginning in the second half of 2007, we (i) substantially reduced our pace of acquisitions due to a lack of suitably priced offerings of real estate securities, a concurrent retrenchment of financing availability and the need to preserve liquidity to finance margin calls on our borrowings, and (ii) engaged in a series of asset sales and other steps to reduce or eliminate our short-term indebtedness. We reduced such repurchase agreement indebtedness from $293.3 million as of June 30, 2007 to $16.1 million as of December 31, 2008 and $14.1 million as of March 3, 2009.

Following this offering, we intend to capitalize on what we believe to be inefficiencies and dislocations in the capital and credit markets by identifying and pursuing commercial real estate debt investments that we believe to be attractively priced relative to their risk profile based on our analysis of their expected cash flows and related risks. Throughout 2008 and in the first quarter of 2009, prices for commercial real estate debt securities and loans have remained under pressure principally due to a combination of financial institution losses, deleveraging of the financial system, weakening business conditions across many industries, a deteriorating economy generally, declining commercial real estate fundamentals and values, lack of credit, a limited number of buyers of commercial real estate debt securities and fear over future credit losses and ratings downgrades of CMBS issuances. In addition, market participants have elected to, and we believe may continue to elect to, liquidate holdings of these securities and loans principally due to liquidity and capital needs.

Due to these and other factors, we believe that there are currently numerous opportunities to purchase certain senior investment grade CMBS bonds at attractive risk-adjusted prices. For example, according to J.P. Morgan Securities, Inc., super-senior AAA CMBS credit spreads over swaps reached a peak of approximately 1,350 basis points in late November 2008, compared to approximately 400 basis points and 85 basis points at September 30, 2008 and December 31, 2007, respectively, and were approximately 1,100 basis points at February 20, 2009. We believe that the sellers of these securities will include investment banks that are reducing their inventory of bonds, small to mid-sized commercial banks that might be forced to liquidate their inventory of bonds for liquidity and regulatory capital purposes, and other REITs and private investors. In this environment, if we can successfully raise additional capital, we believe that we will have opportunities to acquire commercial real estate debt securities and loans at prices that will have the potential to provide us with attractive long-term, unlevered, risk-adjusted returns.

Affiliation with J.E. Robert Company

Our manager is an affiliate of J.E. Robert Company. J.E. Robert Company and its affiliates are a fully integrated real estate investment management firm founded in 1981. Since its founding, the firm has been active in all facets of the commercial real estate debt markets, including sourcing, due diligence, valuation, acquisition, asset management and disposition. J.E. Robert Company primarily conducts its real estate investment management activities on a global basis through a series of private equity funds, which had aggregate gross investments of approximately $18 billion as of December 31, 2008. J.E. Robert Company had 184 employees as of March 3, 2009.

Since 1991, J.E. Robert Company has served as the special servicer or asset manager on numerous securitized pools of non-performing and performing commercial loans with an aggregate collateral balance in excess of $60 billion. The primary function of the special servicer is to manage any loans that become delinquent or default at their maturity. Accordingly, the special servicer function is essential to maximizing the potential return of principal and interest from the underlying loans. J.E. Robert Company currently has the highest special servicer ratings of “CSS1” and “strong” from Fitch and S&P rating services, respectively. As of December 31, 2008, J.E. Robert Company was the special servicer for 21 of the 26 CMBS pools in which we have made investments, certain of which have been contributed as collateral to our CDOs.

Upon the completion of this offering, we and our manager will amend our management agreement to (i) reduce the annual base management fee that our manager receives to a fee comprised of the aggregate of a $3.4 million fee, which, subject to NYSE rules, shall be payable 75% in cash on a monthly basis and 25% in shares of our Class A Common Stock on a quarterly basis, plus a fee equal to 1.0% of the cumulative balance of net proceeds from this offering and future offerings of any class of our common stock, payable in cash on a monthly basis, and (ii) eliminate any incentive fees that our manager may be entitled to receive from us.

Our Competitive Strengths

We believe that our competitive strengths include:

CMBS Acquisition Experience

Since our formation in 2004, we have acquired approximately $1.9 billion face amount of CMBS tranches in 26 different CMBS issuances, aggregating $48 billion of unpaid principal balance. These acquisitions have principally represented purchases of non-investment grade CMBS, principally in situations where we are in the first-loss position of a securitization. The acquisition of these types of CMBS requires significant credit underwriting, which involves, among other things, forecasting property level cash flows, review of loan files, appraisal reviews and site inspections. We have extensive experience and expertise in performing CMBS underwriting, and subsequent to acquiring such CMBS, tracking the performance of the commercial real estate loan collateral underlying these securities. Our manager currently has 15 individuals dedicated to the underwriting, monitoring and special servicing of these non-investment grade assets. We believe that this experience in underwriting and managing non-investment grade CMBS bonds gives us an advantage in evaluating potential investments in senior investment grade CMBS bonds, primarily differentiating among various investment opportunities based on a thorough evaluation of the underlying collateral.

Extensive Real Estate Network

The extensive relationships that we and J.E. Robert Company have with market participants in the real estate securities industry provide us with access to significant investment opportunities, which we believe may not be typically available to the general market. We have developed a broad network of relationships with leading investment banks and other financial services firms, from whom we have purchased first-loss CMBS bonds, other real estate debt investments, and/or from whom we have obtained financing in the past. Our network keeps us continuously apprised of available investment opportunities.

Alignment of Interests

We have taken certain steps that we believe further align our interests with those of our manager and Joseph E. Robert, Jr., our chief executive officer and the chairman of our board of directors. Mr. Robert has indicated that he intends to purchase a number of shares of our Class A Common Stock in this offering equal in the aggregate to approximately $3.0 million. Prior to this offering, Mr. Robert owned approximately 9.8% of our outstanding Existing Common Stock. In addition, contingent upon the completion of this offering, we and our manager will amend our management agreement to provide that our manager receives 25% of the $3.4 million fixed portion of its annual base management fee in shares of our Class A Common Stock, and to eliminate any incentive fees that our manager may be entitled to receive from us. We believe that our manager’s and Mr. Robert’s ownership of our Class A Common Stock and our Existing Common Stock will further align their interests with ours in order to maximize returns for our stockholders. Please also see the section entitled “Management Agreement Amendment.”

Special Servicer Expertise

J.E. Robert Company is an experienced special servicer and is special servicer on CMBS transactions with underlying collateral pools of commercial real estate loans aggregating approximately $48 billion of unpaid principal balance. J.E. Robert Company has in-depth knowledge of debt, loan participation and syndication documentation, intercreditor agreements, bankruptcy and other creditor rights issues. J.E. Robert Company also maintains a database of the fundamental performance of loans for which it acts as a special servicer, which provides us with the ability to analyze potential investments based on the performance of such loans. We believe this expertise and database provide us with a competitive advantage in sourcing, structuring, evaluating and managing our investments. We have and will continue to use this competitive advantage to selectively acquire CMBS, including CMBS for which J.E. Robert Company does not serve as the special servicer.

Strong Management Team

The principal executives of our manager have an average of 19 years of experience in real estate investing and finance, including significant experience in non-investment grade CMBS investment, private equity investment, capital markets, transaction structuring and risk management, providing us with significant expertise in key areas of our business. We believe that the extensive experience of our management team in generating, structuring and managing complex commercial real estate related debt investments provides us with the ability to effectively deploy the capital raised in this offering.

Recent Developments

Unaudited Financial Results for Fourth Quarter and Year Ended December 31, 2008

On March 3, 2009, we announced the following unaudited financial results for our fourth fiscal quarter and calendar year ended December 31, 2008:

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of December 31,
	2008	2007
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$8,357	$87,556
Restricted cash	1,149	6,687
CMBS financed by CDOs, at fair value	180,210	562,056
CMBS not financed by CDOs, at fair value	42,432	155,384
Real estate loans, held for investment, at fair value at December 31, 2008 and amortized cost at December 31, 2007	189,980	274,734
Real estate loans, held for sale, at lower of cost or fair value	—	221,599
Investments in unconsolidated joint ventures	843	40,764
Accrued interest receivable	8,343	10,415
Due from affiliate	157	199
Deferred financing fees, net	981	14,454
Other assets	2,349	2,333

Total Assets	$434,801	$1,376,181

Liabilities and Stockholders’ Equity
Liabilities:
CDO notes payable, at fair value at December 31, 2008 and face amount at December 31, 2007	$211,695	$974,578
Repurchase agreements	16,108	261,864
Junior subordinated debentures	61,860	61,860
Note payable	500	—
Interest rate swap agreements, at fair value	91,984	32,881
Accounts payable and accrued expenses	839	921
Dividends payable	2,274	28,391
Due to affiliate	689	1,195
Other liabilities	2,489	3,693

Total Liabilities	$388,438	$1,365,383

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,590,104 shares issued and outstanding at December 31, 2008 and 2007 (1)	26	26
Additional paid-in capital	392,744	392,503
Cumulative cash dividends paid/declared	(157,705)	(132,186)
Cumulative (deficit) earnings	(165,626)	68,437
Accumulated other comprehensive loss	(23,076)	(317,982)

Total Stockholders’ Equity	46,363	10,798

Total Liabilities and Stockholders’ Equity	$434,801	$1,376,181

(1)	The 2,590,104 shares issued and outstanding reflect the 1-for-10 reverse stock split that we effected on February 20, 2009 but do not reflect the 2008 year end stock dividend that was paid on January 30, 2009. When adjusted for such stock dividend, shares of common stock issued and outstanding were 4,987,994.

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)	(audited)
Revenues
Interest income from CMBS	$12,556	$21,568	$80,495	$80,884
Interest income from real estate loans	5,171	10,327	27,691	41,008
Interest income from cash and cash equivalents	33	873	836	5,569
Lease income from real estate assets	—	886	—	6,408
Equity in (losses) earnings, net, of unconsolidated joint ventures	(1,987)	753	(1,449)	753
Fee income	141	19	544	19

Total Revenues	15,914	34,426	108,117	134,641
Expenses
Interest expense	11,356	19,926	52,989	75,984
Management fees, affiliate	1,180	1,780	6,725	7,331
Incentive fees, affiliate	—	—	—	826
Depreciation and amortization of real estate assets	—	304	—	1,128
General and administrative	1,509	1,936	7,037	7,648

Total Expenses	14,045	23,946	66,751	92,917
Income Before Other Gains (Losses)	1,869	10,480	41,366	41,724
Other Gains (Losses)
Unrealized loss on financial assets financed with CDOs	(159,110)	—	(454,232)	—
Unrealized gain, net, on CDO related financial liabilities	62,215	—	438,046	—
Loss on interest rate swaps	(4,502)	—	(17,238)	—
Loss on impairment of CMBS	(33,331)	(3,622)	(163,017)	(4,434)
Unrealized gain (loss), net, on real estate loan held for sale	33,960	(13,866)	13,866	(13,866)
Unrealized gain (loss) on non-CDO interest rate swaps	(8,808)	—	(13,516)	—
Unrealized loss due to hedge ineffectivenss	—	(361)	—	(361)
Loss on sale of real estate loan held for sale	(72,231)	—	(92,541)	—
Loss on termination of non-CDO interest rate swaps	(1,480)	—	(6,885)	—

Total other gains (losses)	(183,287)	(17,849)	(295,517)	(18,661)

Net Income (Loss)	$(181,418)	$(7,369)	$(254,151)	$23,063

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2008	2007
	(unaudited)	(audited)
Cash Flows from Operating Activities:
Net income (loss)	$(254,151)	$23,063
Adjustments to reconcile net income to net cash provided by operating activities:
CMBS and real estate loan (accretion) amortization	7,277	2,680
Amortization of debt issuance costs	3,442	1,995
Amortization of other comprehensive (income) loss related to CDO related interest rate swap agreements	2,824	456
Depreciation and amortization on real estate assets	—	1,128
Unrealized (gain) loss on CDO related financial assets and liabilities, net	16,186	—
Unrealized and realized losses on interest rate swaps	20,401	361
Unrealized loss on impairment of CMBS	163,017	4,434
Loss on sale of real estate loans held for sale	92,541	—
Unrealized (gain) loss on real estate loans held for sale, net	(13,866)	13,866
Capitalized interest on mezzanine loans	—	—
Equity in (earnings) losses, net, from unconsolidated joint ventures	1,449	(753)
Distributions from unconsolidated joint ventures	1,252	338
Payment-in-kind (PIK) interest on real estate loan held for sale	(4,478)	—
Straight-line rental income	—	(1,918)
Stock compensation expense	241	399
Changes in assets and liabilities:
Decrease (increase) in other assets	(16)	30
Decrease (increase) in accrued interest receivable	2,072	(2,174)
Increase (decrease) in due to/from affiliates, net	(464)	(968)
Increase (decrease) in accounts payable and accrued expenses and other liabilities, net	(1,286)	1,844

Net cash provided by operating activities	36,441	44,781

Cash Flows from Investing Activities:
Purchase of CMBS	—	(221,480)
Purchase of real estate loans	—	(413,048)
Purchase of real estate assets	—	(38,749)
Investment in unconsolidated joint ventures	(2,231)	(1,183)
(Increase) decrease in restricted cash, net	5,538	76,398
Proceeds from sale of unconsolidated joint ventures	39,448	—
Proceeds from repayment of real estate loans	8,528	191,203
Proceeds from sale of real estate loans held for sale	114,752	—
Proceeds from sale of interest in real estate assets	—	39,160

Net cash provided by (used in) investing activities	166,035	(367,699)

Cash Flows from Financing Activities:
Dividends paid	(51,637)	(53,068)
Proceeds from repurchase agreements	2,926	544,016
Repayment of repurchase agreements	(223,065)	(282,152)
Proceeds from issuance of junior subordinated debentures	—	61,860
Purchase of common equity in JERIT TS Statutory Trust I	—	(1,860)
Payment of financing costs	(3,014)	(1,765)
Payment of interest rate swap termination costs	(6,885)	—

Net cash (used in) provided by financing activities	(281,675)	267,031

Net decrease in cash and cash equivalents	(79,199)	(55,887)
Cash and cash equivalents at beginning of period	87,556	143,443

Cash and cash equivalents at end of period	$8,357	$87,556

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$68,752	$73,168

Dividends declared but not paid	$2,274	$28,391

Non-cash note payable in satisfaction of repurchase agreement	$500	$—

Operating Results

Net loss was $181.4 million for the three months ended December 31, 2008, compared to a net loss of $7.4 million for the three months ended December 31, 2007. Net loss was $254.2 million for the twelve months ended December 31, 2008, compared to net income of $23.1 million for the twelve months ended December 31, 2007.

Adjusted Funds from Operations, or AFFO, was $8.5 million for the three months ended December 31, 2008, compared to $11.0 million for the three months ended December 31, 2007. AFFO was $36.7 million for the twelve months ended December 31, 2008, compared to $45.5 million for the twelve months ended December 31, 2007. The following table provides a reconciliation of AFFO, which is a non-GAAP financial measure, to net income (loss), the comparable GAAP financial measure, for the three months and twelve months ended December 31, 2008 and 2007:

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)

Net income (loss) available to common stockholders	$(181,418)	$(7,369)	$(254,151)	$23,063
Add:
Unrealized gain, net, on CDO related financial assets and liabilities	96,895	—	16,186	—
Amortization of December 31, 2007 unrealized loss on CDO related interest rate swaps	588	—	2,314	—
Unrealized loss on impairment of CMBS	33,331	3,622	163,017	4,434
Unrealized (gain) loss on real estate loan held for sale	(33,960)	13,866	(13,866)	13,866
Unrealized (gain) loss on non-CDO interest rate swap agreements	8,808		13,516	—
Realized loss on sale of real estate loan held for sale	72,231	—	92,541	—
Realized loss on termination of non-CDO interest rate swap agreement	1,480	—	6,885	—
Equity in (earnings) losses, net, of unconsolidated joint ventures	1,987	(753)	1,449	(753)
Cash distributions from unconsolidated joint ventures	—	338	1,252	338
Depreciation on consolidated real estate assets	—	—	—	1,128
CMBS and real estate loan (accretion) amortization	8,593	935	7,277	2,680
Stock compensation expense	(26)	43	241	398
Unrealized (gain) loss due to hedge ineffectivenss	—	361	—	361

Adjusted Funds from Operations (AFFO)	$8,509	$11,043	$36,661	$45,515

AFFO is a measurement of operating performance that is not calculated in accordance with GAAP, and should not be considered a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP. We believe that AFFO is a better measure of operating performance that is useful to our management and our investors because it assists their ability to meaningfully evaluate our ability to service our outstanding indebtedness, including our repurchase agreement, and our ability to pay dividends to our stockholders. We use non-GAAP financial measures as a supplement to our GAAP financial measures in order to provide a more complete understanding of the factors and trends affecting our financial performance and liquidity. However, AFFO has limitations as an analytical tool. AFFO is not an alternative to cash flows provided by or used in operations as calculated and presented in accordance with GAAP. In addition, because AFFO is not a measure of operating performance under GAAP and is susceptible to varying calculations, AFFO, as presented in this prospectus supplement, may differ from and may not be comparable to similarly titled measures used by other companies.

Total revenues were $15.9 million and $108.1 million for the three and twelve months ended December 31, 2008, respectively, compared to $34.4 million and $134.6 million for the three and twelve months ended December 31, 2007, respectively. The decreases in revenues for the three months ended December 31, 2008 compared to the same period in 2007 and for the full year 2008 compared to the full year 2007 were primarily due to (i) reduced income from CMBS investments due to increased basis amortization driven by increased loss assumptions, offset for the full year, in part, by increased income due to the impact in 2008 of CMBS acquisitions during 2007, (ii) reduced income from real estate loans due to the sale or repayment of certain investments, as well as lower LIBOR rates on our floating rate loans, (iii) reduced interest income from cash and cash equivalents due to lower cash balances and lower yields, (iv) lower lease income due to the sale of our interest in net leased real estate assets, and (v) reduced equity in earnings of joint ventures due to (a) the sale of our joint venture interest in net leased assets and (b) unrealized losses from our interest in a joint venture that incurred unrealized mark-to-market losses on certain investments.

Interest expense for the three and twelve months ended December 31, 2008 was $11.4 million and $53.0 million, respectively, compared to $19.9 million and $76.0 million for the three and twelve months ended December 31, 2007, respectively. Due to the adoption of SFAS No. 159, effective January 1, 2008, as well as discontinuation of hedge accounting on our non-CDO interest rate swaps, interest expense for the three and twelve months ended December 31, 2008 does not include the impact of interest rate swaps. During the three months ended December 31, 2007, there was no interest expense related to interest rate swaps. During the twelve months ended December 31, 2007, interest expense (income) included $(1.2) million related to interest rate swaps. After adjusting for this classification difference, the $8.5 million and $24.2 million decrease in interest expense for the three and twelve months ended December 31, 2008, respectively, is primarily related to decreased LIBOR in 2008 compared to 2007 and lower average balances outstanding on repurchase agreements in 2008 compared to 2007, offset, in part, by higher borrowing spreads and related facility costs on our repurchase agreements.

Total management fees were $1.2 million and $6.7 million for the three and twelve months ended December 31, 2008, respectively, compared to $1.8 million and $8.2 million for the three and twelve months ended December 31, 2007, respectively. The decrease in management fees is primarily due to our declining book value (as adjusted pursuant to our management agreement to exclude the effect of any unrealized gains, losses, or other items that do not affect realized net income), which is the basis for determining management fees. We incurred no incentive fees in 2008 and $0.8 million of incentive fees in 2007.

General and administrative expenses were $1.5 million and $7.0 million for the three and twelve months ended December 31, 2008 compared to $1.9 million and $7.6 million for the same periods in 2007. The decrease in general and administrative expenses was primarily due to lower due diligence and legal fees as a result of no acquisition volume in 2008.

During the three and twelve months ended December 31, 2008, we recorded other gains (losses), net of $(183.3) million and $(295.5) million, respectively, which consist of the following (in thousands):

	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2008
	(unaudited)
Changes in Fair Value
CDO related financial assets and liabilities
CMBS	$(117,561)	$(379,804)
Real estate loans	(41,549)	(74,395)
Notes payable	116,458	494,428
Interest rate swaps	(54,243)	(56,382)
Other assets	—	(33)

Unrealized gain (loss) on CDO related financial assets and liabilities	(96,895)	(16,186)
Non-CDO related financial assets and liabilities
Loss on CMBS impairment	(33,331)	(108,560)
Reversal of unrealized losses on real estate loans sold	33,960	13,866
Interest rate swaps	(8,809)	(2,721)

Unrealized gain (loss) on non-CDO related financial assets and liabilities	(8,180)	(97,415)

Total changes in fair value	(105,075)	(113,601)
Realized Losses
Loss on sale of real estate loans	(72,231)	(92,541)
Loss on termination of non-CDO related interest rate swaps	(1,480)	(6,885)

Total realized losses	(73,711)	(99,426)

Cash payments on interest rate swaps	(3,783)	(14,417)
Recognition of amounts in other comprehensive income (loss) (“AOCI”) as of December 31, 2007
Loss on CMBS impairment	—	(54,457)
Unrealized gain (loss) on non-CDO related interest rate swaps	—	(10,795)
Amortization of swap termination costs	(130)	(507)
Amortization of unrealized loss on CDO related interest rate swaps	(588)	(2,314)

Total recognition of amounts in AOCI as of December 31, 2007	(718)	(68,073)

Total other gains (losses)	$(183,287)	$(295,517)

We recorded unrealized (losses) gains, net, on our CDO related financial assets and liabilities of $(96.9) million and $(16.2) million, respectively, during the three and twelve months ended December 31, 2008. For the three and twelve months ended December 31, 2008, such unrealized losses, net, were primarily due to widening credit spreads on CMBS and real estate loans, and lower swap rates on interest rate swaps, offset, in part, by widening credit spreads on CDO notes payable.

We recorded non-cash impairment charges of $33.3 million and $163.0 million, respectively, during the three and twelve months ended December 31, 2008 on our CMBS investments not financed by CDOs. The non-cash impairment charges include charges of $19.1 million and $51.3 million during the three and twelve months ended December 31, 2008, respectively, related to decreases in the projected net present value of future cash flows on certain of the CMBS investments determined pursuant to Emerging Issues Task Force, or EITF, Issue No. 99-20, as well as non-cash CMBS impairment charges of $14.2 million and $111.7 million, respectively, related to other than temporary declines in fair value of CMBS investments. For the three and twelve months ended December 31, 2007, we recorded $3.6 million and $4.4 million, respectively, of impairment charges on our CMBS investments which were related to declines in the projected net present value of future cash flows on certain CMBS investments determined pursuant to EITF Issue No. 99-20.

Unrealized gains (losses), net of reversals, of $34.0 million and $13.9 million were recorded on our real estate loans held for sale during the three and twelve months ended December 31, 2008, respectively. Note that these amounts are net of the reversal of prior period unrealized losses of $31.4 million as of September 30, 2008 and $54.7 million as of December 31, 2007, respectively, on loans that were disposed of during the applicable periods resulting in realized losses of $72.2 million and $92.5 million during the three and twelve months ended December 31, 2008, respectively. The losses were primarily due to spread widening on such loans and the impact of higher benchmark rates on fixed rate loans at the time of sale.

Unrealized gains (losses) on non-CDO related interest rate swaps of $(8.8) million and $(13.5) million were recorded during the three and twelve months ended December 31, 2008 as a result of discontinuing hedge accounting for these swaps during the quarter ended March 31, 2008. These amounts are net of the reversal of prior period unrealized losses of $0.4 million and $5.6 million during the three and twelve months ended December 31, 2008, respectively, on swaps that were terminated during the three and twelve months ended December 31, 2008. These interest rate swaps were originally designated to hedge existing floating rate indebtedness related to our repurchase agreements and anticipated future long-term floating rate indebtedness. No unrealized gains (losses) on interest rate swaps were recorded during the three and twelve months ended December 31, 2007.

In connection with the sale of real estate loans in 2008 and repayment of associated borrowings, during the three and twelve months ended December 31, 2008, we terminated interest rate swaps with notional balances of $6.5 million and $111.5 million, respectively, and paid swap termination costs of $1.5 million and $6.9 million, respectively.

Losses on interest rate swaps of $4.5 million and $17.2 million, respectively, during the three and twelve months ended December 31, 2008 consist primarily of net cash settlements on such swaps of $3.8 million and $14.4 million, respectively, amortization of unrealized losses as of December 31, 2007 on CDO related interest rate swaps of $0.6 million and $2.3 million, respectively, and amortization of swap termination costs, net, from accumulated other comprehensive income (loss) of $0.1 million and $0.5 million, respectively, during the three and twelve months ended December 31, 2008.

Balance Sheet Review

As of December 31, 2008, we had total assets of $434.8 million consisting primarily of CMBS at fair value of $222.6 million, real estate loans at fair value of $190.0 million, other assets at fair value of $13.8 million and an unrestricted cash balance of $8.4 million. As of December 31, 2008, our investments consisted of (all information in the following table is unaudited):

	December 31, 2008				Weighted Average
	Face Amount/ Cost Basis (1)	Amortized Cost	Fair Value	% of Total Investments (2)	Coupon Rate (3)	Loss Adjusted Yield
	($ in millions)
CMBS financed by CDO I	$418.7	$76.9	$76.9	18.6%	4.9%	30.6%	(4)
CMBS financed by CDO II	888.9	102.3	103.3	25.0%	5.2%	36.9%	(4)
CMBS not financed by CDOs	449.7	41.5	42.4	10.3%	5.2%	43.3%	(4)

Total CMBS(5)	1,757.3	220.7	222.6	53.9%	5.1%	35.6%
Real estate loans, held for investment(6)	274.0	273.7	190.0	46.0%	4.0%	N/A
Investments in unconsolidated joint ventures:
U.S. Debt Fund	0.8	0.8	0.8	0.2%	N/A	N/A

Total	$2,032.1	$495.2	$413.4	100.0%	5.0%	N/A

(1)	For investments in unconsolidated joint ventures.
(2)	Based on fair value.
(3)	Based on face amount.
(4)	Loss adjusted yields for our CMBS investments reflect the impact of estimated future losses on underlying collateral and are the basis on which we record interest income on such investments in our GAAP financial statements in accordance with guidance provided by EITF 99-20.
(5)	Amortized cost has been reduced from original cost primarily due to the recognition of impairments of $769.9 million during the year ended December 31, 2008.
(6)	Real estate loans are financed by CDO II.

As of December 31, 2008, we had total liabilities of $388.4 million, consisting primarily of $211.7 million of CDO notes payable at fair value, $16.1 million of repurchase borrowings, $61.9 million of junior subordinated debentures, $92.0 million of interest rate swap liabilities at fair value and various other liabilities that totaled $6.7 million.

Shares of Common Stock Outstanding

Immediately prior to completion of this offering, we had 4,987,994 shares of Existing Common Stock outstanding and no shares of Class A Common Stock outstanding. The following table provides a reconciliation of our outstanding shares of Existing Common Stock as of December 31, 2008 to reflect the impact of the 2008 year end stock dividend paid by us on January 30, 2009 and the reverse stock split effected by us on February 20, 2009:

Number of Shares of Existing Common Stock
Existing Common stock, $0.01 par value, outstanding at December 31, 2008	25,901,035
Shares of Existing Common Stock issued pursuant to the 2008 year end dividend	23,978,905

Total shares of Existing Common Stock outstanding	49,879,940
Reverse stock split	1-for-10

Adjusted shares of Existing Common Stock outstanding	4,987,994

Book Value

As of December 31, 2008, our stockholders’ equity, or GAAP book value, was $46.4 million, compared to $222.3 million as of September 30, 2008. The decline in our stockholders’ equity is primarily due to our net loss of $181.4 million during the three months ended December 31, 2008. The table below provides our stockholders’ equity as of December 31, 2008 on a non-GAAP per share basis, giving effect to the 1-for-10 reverse stock split effected by us on February 20, 2009, and as adjusted for the dividend paid by us in shares of our Existing Common Stock on January 30, 2009:

BOOK VALUE PER ADJUSTED DILUTED SHARES OUTSTANDING

December 31,
2008
Stockholders’ equity ($ in thousands)	$46,363

Shares of Existing Common Stock outstanding (GAAP)	2,590,104
Add: Additional shares of Existing Common Stock issued as a result of the 2008 year end stock dividend on January 30, 2009	2,397,890

Adjusted diluted shares of Existing Common Stock outstanding (non-GAAP)	4,987,994

Book value per adjusted diluted share of Existing Common Stock outstanding (non-GAAP)	$9.29

Stockholders’ equity determined in accordance with GAAP may or may not be an accurate assessment of our economic book value at any given time based on, among other factors, the subjectivity involved in valuing and the general illiquidity of our financial assets and liabilities, including CMBS, real estate loans, CDO notes payable, junior subordinated debentures and interest rate swaps.

The following information concerns items comprising stockholders’ equity on our balance sheet as of December 31, 2008, as well as events subsequent to December 31, 2008 that may affect stockholders’ equity:

•

As of December 31, 2008, the implied equity in CDO I based on our GAAP financial statements was $(1.5) million. During 2008, we received $3.0 million of net cash distributions from CDO I, and as of February 20, 2009, CDO I was in compliance with all over-collateralization and interest coverage tests.

•

As of the February 2009 determination date, CDO II was not in compliance with certain over-collateralization coverage tests and approximately $2.2 million of cash distributions on the junior notes payable and preferred share investments retained by us and/or our affiliates in CDO II that would otherwise have been payable to us on February 25, 2009 were redirected to repay principal on the most senior notes payable in CDO II. As a result, we do not anticipate receiving cash flows from CDO II in the foreseeable future. As of December 31, 2008, the implied equity in CDO II based on our GAAP financial statements was $93.9 million. During 2008, we received approximately $28 million of net cash distributions from CDO II. Although no assurance can be given, if cash flows from the CDO II collateral and/or future ratings upgrades are sufficient to reduce senior notes payable to a level sufficient to regain compliance with all CDO II over-collateralization coverage tests, we may receive cash flows from CDO II in the future.

•

On February 23, 2009, we terminated an interest rate swap agreement with a notional amount of $19.5 million for $3.3 million. The interest rate swap had an estimated fair value of $(3.7) million as of December 31, 2008.

•

On February 27, 2009, we entered into an agreement to cancel the four remaining interest rate swap agreements that are not included in either of our CDO financings. All four of the interest rate swap agreements were held by National Australia Bank Limited, which agreed to terminate these agreements, with an aggregate ending notional value of $245.1 million and a weighted average fixed pay rate of 5.1%, and enter into a new interest rate swap agreement with a notional amount of $197.0 million and a net fixed pay rate of 2.3%. Under the new interest rate swap, we will make monthly payments of approximately $0.4 million from March 2009 through February 2016, at which point the interest rate swap agreement will terminate with no further obligation to us. Variable payments under the four cancelled interest rate swap agreements were $0.5 million in December 2008 and $0.6 million in January 2009.

•

On March 2, 2009, we entered into agreements, contingent upon the completion of this offering, to repurchase all of our outstanding trust preferred securities with an aggregate liquidation amount of $60.0 million for an aggregate purchase price of approximately $15.7 million, which is expected to result in a gain on extinguishment of debt of approximately $43.3 million, net of recognition of deferred issuance costs and related transaction expenses. Following our repurchase of the trust preferred securities, our outstanding junior subordinated debentures will be retired.

•	On March 2, 2009, we funded a $0.9 million capital contribution to the U.S. Debt Fund.

•	We expect to receive a $1.8 million payment in March 2009 on a CMBS bond that was financed outside our existing CDOs and was carried at $0 on our balance sheet as of December 31, 2008.

CMBS

Our primary asset class continues to be CMBS. As of December 31, 2008, CMBS represented $222.6 million in fair value, or 51%, of our total assets. During the fourth quarter of 2008, we recorded unrealized losses of $117.6 million on our CDO-financed CMBS, and a $33.3 million impairment charge on our non-CDO- financed CMBS. As of December 31, 2008, the GAAP yield on our CMBS portfolio was 35.6% on an aggregate GAAP adjusted cost-basis of $220.7 million (face amount $1.8 billion).

For our 26 CMBS investments, 21 are investments in conduit issuances between 2004 and 2007 in which we own the first-loss position. During the fourth quarter of 2008, we increased our assumption of projected losses on the $48 billion of commercial real estate loan collateral underlying our first-loss CMBS investments to approximately $964 million (approximately 2.0% of the loan collateral pool) at December 31, 2008 compared to approximately $863 million (approximately 1.8% of the loan collateral pool) at September 30, 2008. In addition to increasing the amount of projected losses, the projected timing of these losses was accelerated such that approximately 52% of the total projected losses are expected to occur through 2011. Impairment charges of $33.3 million were recorded during the fourth quarter of 2008 related to our CMBS investments that are not financed by CDOs and relate to declines in the projected net present value of future cash flows related to individual CMBS investments on 23 separate CMBS bonds pursuant to EITF 99-20, and other than temporary impairment charges on our CMBS driven by the duration and severity of our unrealized losses. As we continue to monitor developments in our portfolio and the overall macroeconomic environment, loss projections may increase in the future in response to further deterioration in the real estate and credit markets.

Including 25 loans with a face amount of $249.6 million that were transferred into special servicing subsequent to December 31, 2008, as of February 24, 2009, there were 84 loans totaling approximately $963.1 million that were being managed by the special servicer, which is an affiliate of J.E. Robert Company. Of the $963.1 million of loan balances in special servicing, 19 loans totaling $219.5 million are current, six loans totaling $40.6 million have been foreclosed upon and 59 loans totaling $703.0 million are delinquent and are in monetary default.

Effective January 1, 2008, we elected to account for our CMBS investments and real estate loans held for investment financed by CDOs using the fair value option under SFAS No. 159. As a result, changes in the value of such CMBS and real estate loans held for investment are recorded as a component of unrealized gains (losses) on CDO related financial assets in our consolidated statement of operations. With respect to CMBS not financed by CDOs, we classify these as available for sale. As such, absent impairment, changes in the estimated fair value of such CMBS investments are reflected as changes to accumulated other comprehensive income (loss) and affect stockholders’ equity. As of December 31, 2008, unrealized gains, net of $0.8 million were reflected in accumulated other comprehensive income (loss) with respect to these CMBS investments.

CMBS Delinquency Statistics and Special Servicing Portfolio

Outlined below are delinquency trends through February 24, 2009, relating to the $48 billion aggregate unpaid principal balance of commercial real estate loans, representing approximately 3,500 individual loans, that serve as collateral on our conduit first-loss CMBS portfolio.

	September 30, 2008	December 31, 2008	February 24, 2009
	($ in millions)
60+ Delinquency (%)	0.42%	0.83%	1.43%
Special Servicing Portfolio
Number of Loans	38	59	84
Unpaid Principal Balance	$303.6	$713.5	$963.1
Cumulative Realized losses	$3.3	$3.4	$3.4

CDO Over-Collateralization Coverage Tests and Cash Flow Redirection

The terms of our CDOs include certain over-collateralization and interest coverage tests, which are used primarily to determine whether and to what extent principal and interest paid on the debt securities and other assets that serve as collateral underlying the CDO may be used to pay principal and interest on the notes payable and preferred shares issued by the CDOs. In each of our CDOs, in the event that either test is not satisfied, interest and principal that would otherwise be payable on certain of the junior tranches of notes payable and preferred shares issued by the CDOs and retained by us may be redirected to pay principal on certain senior tranches of notes payable issued by the CDOs.

CMBS downgrades generally do not affect the over-collateralization coverage test applicable to collateral in our 2005 CDO, or CDO I, which is not affected unless such collateral is downgraded to CC or below. However, with respect to our 2006 CDO, or CDO II, collateral interests representing the majority of the face amount of downgraded CMBS are considered to be impaired for purposes of the over-collateralization coverage tests. Collateral interests, including CMBS, which have a realized loss, are also considered impaired. For CDO II, failure of the over-collateralization coverage test occurs generally when the test results fall below ranges between 100% and 140%, depending on the class of CDO II notes payable.

On February 5, 2009, Moody’s announced that it was revising its loss methodology for CMBS and reviewing its outstanding ratings on all conduit and fusion CMBS issued in 2006, 2007 and 2008. Moody’s also announced that it expects to downgrade low-rated investment grade bonds and non-investment grade bonds by an average of five to six notches. Since its announcement, Moody’s has downgraded eight securitization transactions that serve as a portion of the collateral pool for CDO II. As a result of these downgrades, certain over-collateralization coverage tests for CDO II failed with respect to the February 2009 distribution date.

As a result of the failure of certain over-collateralization coverage tests (i) certain interest payments normally scheduled to be allocated to the notes payable and preferred shareholders of CDO II were reallocated to the holders of the senior notes payable, and (ii) any available principal proceeds were reallocated to the holders of the senior notes payable. Consequently, we will not receive any cash flow distributions on the junior notes payable and preferred share investments retained by us and/or our affiliates in CDO II until such time, if ever, the over-collateralization coverage tests are complied with. Even if the over-collateralization coverage tests are eventually complied with, our ability to obtain regular cash payments from the assets securing CDO II is dependent upon CDO II continuing to meet interest coverage and over-collateralization coverage tests. If the February 2009 over-collateralization coverage tests for CDO II had not failed, we would have received approximately $1.0 million in interest distributions and $1.2 million in preferred share distributions on February 25, 2009. During 2008, we received approximately $28 million of net cash distributions from CDO II.

While the redirection of cash began with the February 25, 2009 distribution date, the redirection of such cash is not expected to impact the GAAP or tax treatment to us relative to our reporting of the individual assets and liabilities related to the CDOs as we consolidate both CDOs on our balance sheet. While we believe our balance sheet reflects the fair value of the individual CDO related assets and liabilities, we believe the estimated economic fair value of our combined retained interest in the CDOs is less than the difference between the estimated fair values of the assets and liabilities, determined in accordance with GAAP.

Real Estate Loans

As of December 31, 2008, we held for investment ten real estate loans financed by our CDOs totaling $273.7 million in cost basis, net of premiums and discounts, and carried on our balance sheet at estimated fair value of $190.0 million, or 44% of our total assets. As of December 31, 2008 there were no delinquencies or monetary defaults on these real estate loans.

During the three months ended December 31, 2008, we sold one real estate loan, and we consensually terminated our right to repurchase three other real estate loans that were pledged as collateral under our repurchase agreement with Goldman Sachs Mortgage Company, or Goldman Sachs, all of which were previously classified as held for sale, with a face amount of $124.9 million and an unamortized cost basis of $121.1 million for $48.9 million. The termination of the repurchase rights and the proceeds from the sale of the real estate loan were used to terminate our repurchase agreement with Goldman Sachs, which had $57.7 million in outstanding borrowings as of September 30, 2008. The termination agreement included a $3.5 million payment from us to Goldman Sachs in December 2008, and we executed a $0.5 million unsecured note payable to Goldman Sachs, which we paid at maturity on February 27, 2009. We recorded a $72.2 million realized loss in connection with the sale/termination of the repurchase right for these loans. As of December 31, 2008, all of our real estate loans were classified as held for investment and served as collateral for CDO II.

Borrowings

With respect to liabilities, at December 31, 2008, our total liabilities were $388.4 million. The individual components of our liabilities are described below:

•

$211.7 million (or 54.5% of total liabilities) represents the estimated fair value of borrowings in the form of long term, “match-funded” notes payable issued to third parties relating to our two CDOs, with an aggregate face amount of $974.5 million. Pursuant to our adoption of SFAS No. 159 effective January 1, 2008, we elected to account for these notes payable using the fair value option. The CDO notes payable held by third parties are non-recourse to us, and our credit loss exposure is limited to our ownership of junior CDO notes payable and preferred share investments that support more senior notes payable classes. We currently believe that full principal repayment will eventually be made on the classes of the CDO notes payable held by third parties;

•

$16.1 million (or 4.1% of our total liabilities) represents net borrowings under a short-term repurchase agreement with J.P. Morgan Securities, Inc., or JPMorgan. The repurchase agreement is generally subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral, and is fully recourse to us. On February 23, 2009, we repaid $2.0 million to JPMorgan pursuant to the existing principal amortization schedule under our repurchase agreement, reducing our outstanding repurchase agreement borrowings to $14.1 million;

•

$0.5 million (or 0.1% of our total liabilities) represents an unsecured non-interest bearing promissory note payable entered into as part of the consensual termination of our repurchase agreement with Goldman Sachs on December 11, 2008. The note matured and was repaid in full on February 27, 2009;

•

$61.9 million (or 15.9% of our total liabilities) represents borrowings in the form of unsecured junior subordinated debentures. These debentures are fully recourse to us. These junior subordinated debentures have a maturity date of April 2037 and are outstanding in connection with our April 2007 issuance of trust preferred securities with an aggregate liquidation amount of $60.0 million. Contingent on the completion of this offering, we intend to use approximately $15.7 million from the proceeds of this offering to repurchase all of our outstanding trust preferred securities and retire all of our outstanding junior subordinated debentures. Please see the section entitled “—Repurchase of Trust Preferred Securities”;

•

$92.0 million (or 23.7% of our total liabilities) represents the fair value of our CDO-related pay-fixed interest rate swaps of $78.1 million and our non-CDO-related pay-fixed interest rate swaps of $13.9 million. On February 23, 2009, we terminated an interest rate swap with a notional amount of $19.5 million at a cost of $3.3 million. The interest rate swap had a fair value liability of $3.7 million at December 31, 2008. We have entered into a new interest rate swap agreement with National Australia Bank Limited to terminate and replace all of our outstanding interest rate swaps that are recourse to us but not to CDO I or CDO II, which had a $245.1 million ending notional amount and a $39.0 million fair value liability before the credit valuation allowance of $17.9 million resulting in a net liability of $21.1 million, as of December 31, 2008, in exchange for a new seven-year fixed rate-for-fixed rate interest rate swap agreement. Under such agreement we will pay $0.4 million per month through March 2016. Please see the section entitled “—Interest Rate Swaps”; and

•

$6.3 million (or 1.7% of our total liabilities) consists of cash dividends declared but not paid to common stockholders of $2.3 million, amounts due to affiliates of $0.7 million, trade payables and other liabilities. The cash dividends payable at December 31, 2008 were paid on January 30, 2009.

As of December 31, 2008, we were in compliance with all of our debt covenants.

Repurchase Agreements

As of December 31, 2008, our repurchase agreement borrowings totaled $16.1 million, all of which were outstanding under the repurchase agreement that we maintain with JPMorgan, and are collateralized by certain CMBS not financed by our CDOs. During the fourth quarter of 2008, we extended and amended our repurchase agreement with JPMorgan. The amendment modified certain financial covenants applicable to us under the agreement and extended the term of the agreement to December 22, 2009. The repurchase agreement with JPMorgan includes a minimum liquidity covenant of 10% of outstanding senior secured recourse debt, or $1.4 million as of February 28, 2009. We made a principal repayment of $2.0 million to JPMorgan on February 23, 2009, and have agreed to make monthly repayments of $0.75 million to JPMorgan commencing on March 23, 2009 through the maturity of the JPMorgan repurchase agreement, with the remaining outstanding balance on such agreement due and payable on December 22, 2009. If we are unable to complete this offering, complete certain asset sales or take other measures to increase our cash balance, or otherwise amend the repurchase agreement with JPMorgan, we may not be able to repay the scheduled monthly amortization payments or margin calls, if any, on the full amount of the JPMorgan repurchase agreement in accordance with its terms.

During the fourth quarter of 2008 we paid margin calls on repurchase agreements totaling $25.9 million. The following table provides a reconciliation of activity related to our repurchase agreements from September 30, 2008 to December 31, 2008:

	Balance at Sept. 30, 2008		Margin Calls	Reductions from Asset Sales		Amortization	Balance at Dec. 31, 2008
	(in millions)
Goldman Sachs	$57.7		$15.3	$42.4		$—	$—
JPMorgan	29.5		10.6	—		2.8	16.1

	$87.2	(1)	$25.9	$42.4	(2)	$2.8	$16.1

(1)	Amount net of $0.8 million held as collateral in restricted cash at September 30, 2008 which was applied to the debt balance in October 2008.

(2)	Amount includes $1.5 million payment upon termination of the Goldman Sachs repurchase agreement.

Interest Rate Swaps

We have entered into interest rate swap agreements to hedge our interest rate risk related to floating rate borrowings that finance our fixed rate assets. As of December 31, 2008, we had entered into interest rate swaps with notional balances of $595.8 million with an estimated fair value liability of $(92.0) million.

Primarily as a result of declines in the ten-year swap rates and one-month LIBOR from September 30, 2008 through December 31, 2008, our interest rate swap liability before the impact of credit valuation adjustments pursuant to SFAS No. 157 increased from approximately $33.5 million as of September 30, 2008 to approximately $110.7 million as of December 31, 2008, of which $6.8 million and $20.7 million related to non-CDO related interest rate swaps in place as of September 30, 2008 and December 31, 2008, respectively. During the fourth quarter of 2008, we terminated $6.5 million of notional value interest rate swaps, recognizing a realized loss of $1.5 million. On February 23, 2009, we terminated an interest rate swap with a notional amount of $19.5 million at a cost of $3.3 million compared to a December 31, 2008 fair value interest rate swap liability of $3.7 million. The following table lists our outstanding interest rate swap agreements as of December 31, 2008 (dollars in thousands):

Trade Date	Effective Date	Entity	Termination Date	Initial Notional Balance	Notional Balance at December 31,		Ending Notional Balance	Fair Value at December 31,		Pay-Fixed Interest Rate
					2008	2007		2008 (4)	2007
October 2005	November 2005 (1)	CDO I	June 2015	$109,977	$109,977	$109,977	$5,697	$(17,545)	$(4,107)	4.9%
September 2006	October 2006 (2)	CDO II	August 2016	386,324	303,126	340,047	219,929	(49,551)	(12,860)	5.1%
September 2006	October 2009 (2)	JER Investors Trust Inc.	August 2016 (8)	—	—	—	80,071	(3,536)	(1,056)	5.2%
February 2007	October 2007 (2)	JER Investors Trust Inc.	October 2014 (8)	—	83,198	46,277	85,024	(7,490)	(3,719)	5.1%
January 2007	November 2007 (3)(6)	JER Investors Trust Inc.	December 2016 (8)	100,000	40,000	100,000	40,000	(6,209)	(6,185)	5.3%
February 2007	November 2007 (5)	JER Investors Trust Inc.	June 2008	45,000	—	45,000	—	—	(2,079)	5.0%
February 2007	November 2007 (3)(7)	JER Investors Trust Inc.	February 2017 (9)	26,000	19,500	26,000	19,500	(3,714)	(1,244)	5.1%
March 2007	November 2007 (3)	JER Investors Trust Inc.	January 2017 (8)	40,000	40,000	40,000	40,000	(3,939)	(1,631)	5.0%

Total				$707,301	$595,801	$707,301	$490,221	$(91,984)	$(32,881)

(1)	Swap related to our CDO I financing and is reflected at fair value with the change in value subsequent to December 31, 2007 recorded in other gains (losses) on the consolidated statement of operations due to our election to account for this swap using the fair value option under SFAS No. 159, or FVO, effective January 1, 2008.

(2)	Swaps related to our CDO II financing and is reflected at fair value with the change in value subsequent to December 31, 2007 recorded in other gains (losses) on the consolidated statement of operations due to our election to account for these swaps using the FVO effective January 1, 2008.

(3)	Swaps related to our current and future anticipated financings were intended to hedge future long-term floating rate debt and is not considered probable as of December 31, 2008 and as a result, the fair value at December 31, 2008 of $(13.9) million has been recorded in other gains (losses) in the consolidated statement of operations during the year ended December 31, 2008.

(4)	The settlement value of our interest rate swap liabilities was $(110.7) million as of December 31, 2008. This liability is partially offset by a $18.7 million credit valuation adjustment as of December 31, 2008 due to the SFAS No. 157 requirement to incorporate a credit valuation allowance for our and our counterparty’s credit rating to arrive at fair value.

(5)	In connection with the sale of a real estate loan in June 2008 and repayment of the related floating rate financing, we terminated a swap with an initial notional balance of $45.0 million and paid swap termination costs of $1.4 million.

(6)	In connection with the sale of a real estate loan in September 2008 and repayment of the related floating rate financing, we partially terminated $60.0 million of notional balance on a swap with an initial notional balance of $100.0 million and paid swap termination costs of $4.0 million.

(7)	In connection with the transfer of real estate loans classified as held for sale and repayment of the related floating rate financing, we partially terminated $6.5 million of notional balance on a swap with an initial notional balance of $26.0 million and paid swap termination costs of $1.5 million.

(8)	On February 27, 2009, we agreed to terminate these interest rate swaps and replace them with a new seven-year fixed rate-for-fixed rate swap agreement. We will pay to National Australia Bank Limited a fixed monthly payment of $384,134 from March 3, 2009 through March 3, 2016, with the first such payment on April 3, 2009.

(9)	The counterparty terminated this swap on February 23, 2009. We paid the counterparty $3.3 million in connection with the termination.

Liquidity and Capital Resources

As of December 31, 2008, our unrestricted cash balance was $8.4 million and our repurchase agreement borrowings outstanding were $16.1 million, compared to $32.6 million of cash and $88.1 million of repurchase agreement borrowings, respectively, at September 30, 2008. On February 23, 2009, the counterparty to one of our interest rate swap agreements terminated the swap, requiring us to pay such counterparty $3.3 million on that date. Please also see the section entitled “—Interest Rate Swaps.” Also on February 23, 2009, we repaid $2.0 million to JPMorgan pursuant to the existing principal amortization schedule under our repurchase agreement. The repurchase agreement with JPMorgan includes a minimum liquidity covenant of 10% of the outstanding senior secured recourse debt, or $1.4 million as of February 28, 2009. On February 27, 2009, we repaid at maturity a $0.5 million unsecured note payable to Goldman Sachs. On March 2, 2009, we funded a $0.9 million capital contribution to the U.S. Debt Fund. As of March 2, 2009, our cash balance decreased to $1.8 million primarily as a result of the aforementioned payments, as well as payment of the $2.3 million cash dividend on January 30, 2009, which was declared in the fourth quarter 2008, and interest payments on our junior subordinated debentures of $1.1 million on January 30, 2009, which were offset, in part, by operating cash flow. We expect to receive a $1.8 million payment in March 2009 on a CMBS bond that was not financed by our existing CDOs.

Since 2007, significant disruptions in the global capital and credit markets have had a substantial effect on market participants in the market for commercial real estate debt securities. These disruptions have led to, among other things, a significant decline in the fair value of many mortgage related investments, and a significant contraction in short-term and long-term funding sources. This contraction in credit includes sources that we depend on to finance certain of our investments, specifically repurchase agreements and commercial real estate CDOs. As a result, many companies have had difficulty valuing certain of their holdings and/or obtaining sustainable long-term sources of capital to adequately finance their business. We have had a similar experience in the current capital markets environment and as a result, have sold assets to reduce short-term borrowings and improve liquidity. Please also see the Risk Factor entitled “Risks Relating to this Offering—Deteriorating debt and secondary mortgage market conditions have had and may continue to have a material adverse impact on our earnings and financial condition.”

We finance certain of our investments with repurchase agreements that are subject to margin calls and scheduled amortization. In 2008, we had significant margin calls on a repurchase agreement with Goldman Sachs that has since been terminated, as well as on our outstanding repurchase agreement with JPMorgan. During the three and twelve months ended December 31, 2008, such margin calls and scheduled amortization totaled $28.7 million and $135.4 million, respectively. Please also see the section entitled “—Repurchase Agreements.”

These events have had a significant adverse impact on our liquidity position and our ability to achieve our long-term objectives. Our liquidity, results of operations and financial condition have been and may continue to be adversely impacted if market conditions continue to deteriorate and by continued margin calls under our repurchase agreement with JPMorgan. Additionally, in order to obtain cash to satisfy margin calls, we may be forced to liquidate assets at an inopportune time, which could result in further significant realized losses. We cannot predict changes in the market value of collateral and potential margin call requirements, if any, under our repurchase agreement. Please also see the Risk Factor entitled “If this offering is not successful, we will have limited liquidity, and we will be required to pursue other measures in order to maintain or enhance our liquidity.”

We continue to take steps to improve our liquidity position in this turbulent market environment. During 2008, we sold our remaining 50% interest in a joint venture that owned charter schools on a net leased basis for approximately $39.4 million. Additionally, we sold three real estate loans held for sale, which generated aggregate proceeds of $114.8 million and consensually terminated the right to repurchase three real estate loans. As a result of these actions and cash flow from operations, we were able to reduce our repurchase agreement borrowings by $245.8 million during 2008.

The failure to satisfy the over-collateralization coverage tests of CDO II has adversely affected the cash flows that we would otherwise receive from CDO II as holders of certain tranches of junior notes payable and preferred shares of CDO II and thereby our future liquidity. During 2008, we received approximately $28 million of net cash distributions from CDO II. On the February 25, 2009 distribution date, approximately $2.2 million of cash that we otherwise would have received from CDO II was redirected to repay principal on certain senior notes payable issued by CDO II which are not owned by us. The redirection of the CDO II cash flow will reduce our cash flow available to satisfy, among other items, repayment of our short-term borrowings, periodic settlement payments on interest rate swaps that directly obligate us, and our ability to make cash dividend payments to the extent required to maintain our REIT status. Please see section entitled “—CDO Over-Collateralization Test and Cash Flow Redirection.”

We have in the past distributed, and may in the future distribute, taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under Internal Revenue Service, or IRS, Revenue Procedure 2009-15, up to 90% of any such taxable dividend for 2008 and 2009 could be payable in our stock. Further, while Revenue Procedure 2009-15 applies only to taxable dividends payable in cash or stock in 2008 and 2009, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. As a result, we will be required to use a greater portion of our cash to pay dividends and satisfy the REIT distribution tests.

We expect to meet our short and long-term liquidity requirements, specifically the repayment of debt and operating expenses, through actions including the issuance of equity and/or debt securities, additional asset sales (which could result in lower future revenues and/or result in realized losses), extension of debt maturities and reduction of operating expenses. However, there can be no assurances that we will be able to achieve these objectives.

2008 Year End Dividend

On December 16, 2008, we declared a dividend for our fourth fiscal quarter ended December 31, 2008 of $22.7 million, or $0.88 per share of Existing Common Stock, consisting of a regular quarterly dividend of $0.30 per share of Existing Common Stock and a special dividend of $0.58 per share of Existing Common Stock, payable in a combination of stock and cash at the election of our stockholders. The cash portion of the 2008 year end dividend was limited to $2.3 million. The 2008 year end dividend was payable to stockholders of record as of December 30, 2008 and was paid on January 30, 2009. As a result, on January 30, 2009, we issued a total of 23,978,905 shares of Existing Common Stock to pay the stock portion of the 2008 year end dividend.

Reverse Stock Split

On February 20, 2009, we effected the 1-for-10 reverse stock split of our Existing Common Stock to combine every ten outstanding shares of our Existing Common Stock into one share of Existing Common Stock.

Repurchase of Trust Preferred Securities

On March 2, 2009, we entered into agreements, contingent on the completion of this offering, with three third-party investors to repurchase all of the outstanding trust preferred securities, with an aggregate liquidation amount of $60.0 million, of JERIT TS Statutory Trust I, a Delaware statutory trust, or the Trust, that we consolidate on our balance sheet. The trust preferred securities have a 30-year term ending April 2037, are redeemable at par on or after April 2012 and pay distributions at a fixed rate aggregating $4.3 million annually through April 2012 and, thereafter, at a floating rate of three month LIBOR plus 225 basis points (in each case excluding amortization of fees and expenses). Our repurchase of the trust preferred securities is contingent on the successful completion of this offering. The aggregate purchase price for these securities is approximately $15.7 million. Following our repurchase of the trust preferred securities, our outstanding junior subordinated debentures will be retired. We will record a gain on extinguishment of debt in the amount of the difference between the face amount of trust preferred securities acquired and the total of the purchase price paid for such securities, any applicable costs incurred related to the repurchase, and the write-off of related deferred debt issue costs.

Non-Compliance with NYSE Continued Listing Criteria

Our Existing Common Stock is currently listed for trading on the NYSE. On February 17, 2009, we received an official written notice from the NYSE of our non-compliance with the NYSE’s continued listing standard of a minimum $1.00 average closing price of our Existing Common Stock over a 30 consecutive trading day period.

However, the effect of the reverse stock split that we effected on February 20, 2009 was to temporarily increase the price of our Existing Common Stock above $1.00 per share. On February 26, 2009, the NYSE filed an immediately effective rule proposal with the SEC suspending the minimum $1.00 average closing price requirement through June 30, 2009. If the average per share price of our Existing Common Stock is (i) at least $1.00 for any calendar month through and including June 2009 and at least $1.00 on the last trading day of such month, or (ii) at least $1.00 for the 30 consecutive trading days ending August 17, 2009 and at least $1.00 on August 17, 2009, then we will have cured the deficiency with respect to this NYSE continued listing standard in respect of our Existing Common Stock.

However, the NYSE’s continued listing standards for REITs also include, among other things, that our 30-day trailing average global equity market capitalization cannot fall below $15.0 million (this standard has temporarily been lowered from $25.0 million through June 30, 2009). As of March 3, 2009, our global equity market capitalization was approximately $4.4 million. Our average daily market capitalization has been less than $15.0 million since February 18, 2009. If we fail to comply with this listing standard, we would expect the NYSE to commence immediate delisting of both our Existing Common Stock and our Class A Common Stock, if such class is approved for listing prior to such time, consistent with NYSE practice. We expect to raise our average market capitalization above $15.0 million and maintain compliance with this listing standard upon completion of this offering. For more information, please see the Risk Factor entitled “Risks Relating to this Offering—Our Existing Common Stock and Class A Common Stock may be delisted by the NYSE, which would severely decrease their liquidity.”

Tax Status

We are organized and conduct our operations in a manner intended to qualify as a REIT for federal income tax purposes. In order to protect us against risk of losing our status as a REIT due to concentration of ownership among stockholders, our charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of the outstanding shares of any class of our capital stock, unless our board of directors waives or modifies this ownership limit. In addition, our charter contains various other restrictions on the ownership and transfer of our capital stock. For more information, please see the sections entitled “Description of Capital Stock—Transfer Restrictions” and “Federal Income Tax Considerations” in the accompanying prospectus, and “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Corporate Information

Our Existing Common Stock is traded on the NYSE under the symbol “JRT.” We were incorporated in the State of Maryland on April 19, 2004. Our principal executive offices are located at 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102. Our telephone number is (703) 714-8000. We maintain a web site at http://www.jer.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus.

THE OFFERING

Summary details of the offering of our Class A Common Stock pursuant to this prospectus supplement are set forth below:

Issuer	JER Investors Trust Inc.

Class A Common Stock Offered	10,000,000 shares of Class A Common Stock, $0.01 par value per share (11,500,000 shares of Class A Common Stock if the underwriters exercise their over-allotment option in full). As described below, each share of Class A Common Stock represents rights equal to those of fifteen (15) shares of our Existing Common Stock as to all matters, including distributions, rights upon liquidation, dissolution or winding up and voting rights.

Class A Common Stock to be Outstanding After this Offering	10,000,000 shares of Class A Common Stock (11,500,000 shares of Class A Common Stock if the underwriters exercise their over-allotment option in full).

Existing Common Stock to be Outstanding After this Offering	4,987,994 shares of Existing Common Stock. This figure excludes 15,000 shares of Existing Common Stock issuable upon exercise of outstanding options and 11,880 shares of Existing Common Stock issuable in respect of vested and unvested restricted stock units as of March 3, 2009.

Distributions	Subject to the preferential rights of any other class or series of our capital stock that may hereafter be created, for the period that our Existing Common Stock remains outstanding, holders of our Class A Common Stock are entitled to receive distributions, if, as and when authorized by our board of directors out of assets legally available for the payment of distributions in an amount per share equal to fifteen (15) times the distribution payable on each share of Existing Common Stock.

Liquidation	Subject to the preferential rights of any other class or series of our capital stock that may hereafter be created, for the period that our Existing Common Stock remains outstanding, holders of our Class A Common Stock are entitled to share ratably along with the holders of our Existing Common Stock in the assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities, in an amount per share equal to fifteen (15) times the amount per share payable with regard to each share of our Existing Common Stock.

Voting

For the period that our Existing Common Stock remains outstanding, holders of Class A Common Stock will have the right to vote as a single class with holders of Existing Common Stock on all matters presented to them. On all matters as to which holders of the Class A

Common Stock and Existing Common Stock are entitled to vote, holders of Class A Common Stock will be entitled to fifteen (15) votes per share and holders of Existing Common Stock will be entitled to one (1) vote per share. After no shares of Existing Common Stock remain outstanding, each holder of Class A Common Stock will be entitled to one (1) vote per share on all matters presented to the holders of our common stock generally.

Special Voting Provision	For so long as shares of Existing Common Stock remain outstanding, the vote of holders of a majority of the shares of the Class A Common Stock outstanding will be required to approve any matter that could adversely affect the holders of Class A Common Stock differently than the holders of Existing Common Stock.

Recapitalization Vote	At our annual stockholders meeting to be held in May 2009, stockholders will be asked to approve an amendment to our charter pursuant to which the Existing Common Stock will be mandatorily exchanged for shares of Class A Common Stock at a ratio of 15 for 1, meaning for every fifteen (15) shares of Existing Common Stock a holder will receive one (1) share of Class A Common Stock. We will pay cash in lieu of any fractional shares of Class A Common Stock payable to any stockholder upon such exchange. If holders of a majority of shares of common stock entitled to vote on such matter fail to approve such amendment, the Existing Common Stock will remain outstanding.

Exchange Option	Following the completion of this offering, holders of Existing Common Stock will have the right (but not the obligation, pending the outcome of the May 2009 stockholder vote, as described above) to exchange any or all of their shares of Existing Common Stock for shares of Class A Common Stock at a rate of one (1) share of Class A Common Stock for every fifteen (15) shares of Existing Common Stock. We will pay cash in lieu of any fractional shares of Class A Common Stock payable to any stockholder upon such exchange.

Listing	We intend to apply to have the Class A Common Stock listed on the NYSE under the symbol “JRT.A”.

Form	The Class A Common Stock will be issued and maintained in book-entry form registered in the name of Cede & Co., the nominee of The Depository Trust Company.

Transfer Agent and Registrar	The transfer agent and registrar for our Existing Common Stock and our Class A Common Stock is the American Stock Transfer and Trust Company.

Use of Proceeds

We intend to invest the net proceeds of this offering primarily in senior investment grade tranches of CMBS, with an emphasis on CMBS originally rated AA through AAA by S&P, Aa2 through Aaa by Moody’s and/or AA through AAA by Fitch. Contingent on the completion of this offering, we also intend to use approximately $15.7 million of the net proceeds of this offering to repurchase all of our outstanding trust preferred securities and retire all of our outstanding junior subordinated debentures.

Management Agreement Amendment	Upon the completion of this offering, we and our manager will amend our management agreement to (i) reduce the base management fee that our manager receives to a fee comprised of the aggregate of a $3.4 million annual fee, which, subject to NYSE rules, shall be payable 75% in cash on a monthly basis and 25% in shares of our Class A Common Stock on a quarterly basis, plus an annual fee equal to 1.0% of the cumulative balance of net proceeds from this offering and future offerings of any class of our common stock, payable in cash on a monthly basis, and (ii) eliminate any incentive fees that our manager may be entitled to receive from us.

Risk Factors	See the section entitled “Risk Factors” in this prospectus supplement and the other risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should consider carefully before deciding to invest in shares of our Class A Common Stock.

RISK FACTORS

An investment in our Class A Common Stock involves various risks, including those set forth below and those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequent filings under the Exchange Act, all of which are incorporated by reference in this prospectus supplement and accompanying prospectus. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in shares of our Class A Common Stock. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

Risks Relating to This Offering

Deteriorating debt and secondary mortgage market conditions have had and may continue to have a material adverse impact on our earnings and financial condition.

Since 2007, significant disruptions in the global credit markets have had a substantial negative effect on the mortgage industry and the residential housing market. These disruptions have led to, among other things, a significant decline in the fair value of many mortgage related investments, and a significant contraction in short-term and long-term funding sources. This contraction in credit includes sources that we depend on to finance certain of our investments, specifically repurchase agreements and commercial real estate CDOs. As a result, many companies have had difficulty obtaining sustainable long-term sources of capital to adequately finance their business. We have had a similar experience in the current capital markets environment that has had and continues to have an adverse impact on our earnings and financial condition. These conditions, which increase the cost and reduce the availability of debt, may continue or worsen in the future. These market developments have had a significant adverse impact on our liquidity position, on the credit values of a substantial portion of our assets and, accordingly, upon our ability to achieve our long-term objectives. Our liquidity, results of operations and financial condition have been and may continue to be adversely impacted if market conditions continue to deteriorate, notwithstanding completion of the offering made hereby.

If this offering is not successful, we will have limited liquidity, and we will be required to pursue other measures in order to maintain or enhance our liquidity.

As of December 31, 2008, our cash balance was $8.4 million and our repurchase agreement borrowings outstanding were $16.1 million, compared to $32.6 million of cash and $88.1 million of repurchase agreement borrowings, respectively, at September 30, 2008. On February 23, 2009, the counterparty to one of our interest rate swap agreements terminated the swap, requiring us to pay such counterparty $3.3 million on that date. Also on February 23, 2009, we repaid $2.0 million to JPMorgan pursuant to the existing principal amortization schedule under our repurchase agreement. On February 27, 2009, we repaid at maturity the $0.5 million unsecured note payable to Goldman Sachs. On March 2, 2009, we funded a $0.9 million capital contribution to the U.S. Debt Fund. As of March 2, 2009, our cash balance decreased to $1.8 million primarily as a result of the aforementioned payments, as well as payment of the $2.3 million cash dividend on January 30, 2009, which was declared in the fourth quarter of 2008, and interest payments on our junior subordinated debentures of $1.1 million on January 30, 2009, which were offset in part by operating cash flow. We intend to retire all of our outstanding junior subordinated debentures following the repurchase of all of our outstanding trust preferred securities, in connection with and contingent upon the completion of this offering. We expect to receive a $1.8 million payment in March 2009 on a CMBS bond that was not financed by our existing CDOs. While our operations generated AFFO of $36.7 million in 2008, we can make no assurance that they will do so again in 2009. During 2008 we received cash distributions of approximately $28 million from CDO II (representing 78.0% of our cash flow from operations in 2008), which we have ceased to receive as of February 2009 and do not expect to receive for the foreseeable future due to the failure of certain over-collateralization coverage tests, as discussed above in the section entitled “The Company—Recent Developments—CDO Over-Collateralization Tests and Cash Flow Redirection.” Such coverage test failed on the February 25, 2009 distribution date of CDO II, and as a result approximately $2.2 million of cash we would otherwise receive was redirected to repay principal on senior notes payable of CDO II. Our sole repurchase agreement with JPMorgan expires by its terms on December 22, 2009.

Currently, we have limited liquidity. If this offering is not successful, we will be required to pursue other measures in order to maintain or enhance our liquidity, including seeking the extension or replacement of our repurchase agreement with JPMorgan, potentially selling assets at unfavorable prices and reducing our operating expenses. The CDOs are subject to structural inflexibility with little or no ability on our part as holders of junior notes payable and preferred shares in the CDOs to effect sales of assets held in the CDOs to raise capital for our liquidity needs. Please see the section entitled “The Company—Recent Developments—Liquidity and Capital Resources” for further information. We cannot assure you that we will be successful in measures to improve our liquidity. We also cannot assure you that even if this offering is successful, our liquidity will be maintained or enhanced or will be sufficient for our needs.

We have limited experience in the business of acquiring investment grade CMBS, and we may not be successful in doing so.

We have adopted a new investment strategy for the net proceeds of this offering, which primarily involves acquiring senior investment grade tranches of CMBS, with an emphasis on CMBS originally rated AA through AAA by S&P, Aa2 through Aaa by Moody’s and/or AA through AAA by Fitch. While we have significant experience managing the acquisition of non-investment grade CMBS and related assets, we have not primarily focused on acquiring investment grade tranches of CMBS. CMBS are inherently complex financial instruments that require analysis of their particular features, including the types of mortgage securities or assets underlying the CMBS, interest rate fluctuations, funding sources, delinquency rates, borrower bankruptcies, changes to ratings issued by rating agencies on such securities and other factors that we may not be able to manage or anticipate. We may not be successful investing in investment grade tranches of CMBS, our financial performance may suffer, our losses may be higher than projected and we may not generate returns.

We generally will not control the special servicing of the mortgage loans included in the investment grade CMBS in which we may invest and, in such cases, the special servicer may take actions that could adversely affect our interests or with which we may disagree.

With respect to each series of CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a “directing certificateholder” or a “controlling class representative,” which is appointed by the holders of the most subordinate class of CMBS in such series. To the extent we acquire classes of investment grade CMBS, we will not have the right to appoint the directing certificateholder and therefore will not have the right to appoint the special servicer unless we already own the corresponding non-investment grade tranche CMBS of the series. In connection with the servicing of the applicable specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.

Credit ratings assigned to our investments are subject to ongoing evaluation and we cannot assure you that the ratings currently assigned to our investments will not be downgraded or that they accurately reflect the risks associated with those investments.

Some of the debt securities in which we invest, including the senior investment grade CMBS that we intend to purchase with the proceeds of this offering, are rated by S&P, Moody’s and/or Fitch. Rating agencies rate these investments based upon their assessment of the perceived safety of the receipt of principal and interest payments from the issuers of such debt securities. Credit ratings assigned by the rating agencies may not fully reflect the true risks of an investment in such securities. Also, rating agencies may fail to make timely adjustments to credit ratings based on recently available data or changes in economic outlook or may otherwise fail to make changes in credit ratings in response to subsequent events, so that our investments may in fact be better or worse than the ratings indicate. We try to reduce the impact of the risk that a credit rating may not accurately reflect the risks associated with a particular debt security by not relying solely on credit ratings as the indicator of the quality of an investment. We make our acquisition decisions after factoring in other information, such as the discounted value of a security’s projected future cash flows. However, our assessment of the quality of an investment may also prove to be inaccurate and we may incur credit losses in excess of our initial expectations.

Credit rating agencies may also change their methods of evaluating credit risk and determining ratings on securities backed by real estate loans and securities. These changes have increased in frequency over the past year and in the future may occur quickly and often. For example, Moody’s recently announced that it was revising its loss methodology for CMBS and reviewing its outstanding ratings on all conduit and fusion CMBS issued in 2006, 2007 and 2008. Moody’s subsequently downgraded eight securitization transactions that serve as a portion of the collateral for CDO II. Please see the section entitled “The Company—Recent Developments—CDO Over-Collateralization Test and Cash Flow Redirection.” On February 19, 2009, Fitch downgraded most notes payable tranches of CDO II, in addition to previous downgrades of certain notes payable tranches of CDO I. The commercial real estate mortgage finance, real estate and capital markets’ ability to understand and absorb these changes, and the impact to the securitization market in general, are difficult to predict, and such downgrades could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Rating agency downgrades and deterioration in credit values of assets have and may continue to adversely affect our cash flows.

The terms of our CDOs include certain over-collateralization and interest coverage tests, which are used primarily to determine whether and to what extent principal and interest paid on the debt securities and other assets that serve as collateral underlying the CDOs may be used to pay principal and interest on the various classes of notes payable issued by the CDOs. In the event these tests are not satisfied, interest and principal that would otherwise be payable on certain of the junior tranches of notes payable issued by the CDOs is instead redirected to pay principal on certain senior tranches of notes payable issued by the CDOs.

To date, rating agency downgrades have not affected the over-collateralization coverage tests applicable to collateral in CDO I, which is not affected unless its collateral is downgraded to CC or below. However, there can be no assurance that continued adverse developments in the mortgage markets and further rating agency downgrades will not cause the cash flows that otherwise would have been payable to us, as the holder of certain junior tranches of notes payable issued by CDO I, to instead be redirected to pay principal and interest on the most senior tranches of notes payable issued by CDO I, which are owned by third parties. As a result, such downgrades could have a material adverse effect on our liquidity and results of operations.

Certain over-collateralization coverage tests failed with respect to the February 2009 determination date for CDO II as a result of recent ratings downgrades and other ratings actions that have occurred since December 31, 2008. As a result, on the February 25, 2009 distribution date, approximately $2.2 million of cash from CDO II that otherwise would have been payable to us, as the holder of certain junior tranches of notes payable and preferred shares issued by CDO II, were instead redirected to pay principal and interest on certain senior tranches of notes payable issued by CDO II, which are owned by third parties. We expect that such coverage tests will continue to fail for the foreseeable future.

Apart from over-collateralization and interest coverage tests, the operative documents for the CDOs provide for certain events of default, the occurrence of which would entitle a senior class or classes of notes payable to accelerate the notes payable of such CDO and, depending upon the circumstances, require a liquidation of the collateral under then-current market conditions, which could result in higher levels of losses on the collateral and the notes payable of such CDO than might otherwise occur.

In addition, the terms of our repurchase agreement with JPMorgan provide that we are subject to margin calls based on JPMorgan’s perceived value of their collateral. Declines in perceived values of collateral could be a result of factors including, but not limited to, ratings downgrades of such collateral and changes to financial performance or perceived value of loans underlying such collateral.

Our Existing Common Stock and Class A Common Stock may be delisted by the NYSE, which would severely decrease their liquidity.

Our Existing Common Stock is currently listed for trading on the NYSE. On February 17, 2009, we received an official written notice from the NYSE of our non-compliance with the NYSE’s continued listing standard of a minimum $1.00 average closing price of our Existing Common Stock over a 30 consecutive trading day period. However, the effect of the reverse stock split that we effected on February 20, 2009 was to temporarily increase the price of our Existing Common Stock above $1.00 per share. On February 26, 2009, the NYSE filed an immediately effective rule proposal with the SEC suspending the minimum $1.00 average closing price requirement through June 30, 2009. If the average per share price of our Existing Common Stock is (i) at least $1.00 for any calendar month through and including June 2009 and at least $1.00 on the last trading day of such month, or (ii) at least $1.00 for the 30 consecutive trading days ending August 17, 2009 and at least $1.00 on August 17, 2009, then we will have cured the deficiency with respect to this NYSE continued listing standard in respect of our Existing Common Stock.

However, the NYSE’s continued listing standards for REITs also provide, among other things, that our 30-day trailing average global equity market capitalization cannot fall below $15.0 million (this standard has temporarily been lowered from $25.0 million through June 30, 2009). As of March 3, 2009, our global equity market capitalization was approximately $4.4 million. Our average daily market capitalization has been less than $15.0 million since February 18, 2009. If we fail to comply with this listing standard, we would expect the NYSE to commence immediate delisting of our Existing Common Stock and Class A Common Stock, if such class is approved for listing prior to such time, consistent with NYSE practice.

Once delisted, our Existing Common Stock and Class A Common Stock would no longer be traded on the NYSE, and any trading of our Existing Common Stock and Class A Common Stock would occur in the over-the-counter market. A delisting of our Existing Common Stock and Class A Common Stock would likely reduce the liquidity and market price of such classes. The delisting of our Existing Common Stock and Class A Common Stock could also reduce our ability to retain, attract and motivate our directors and officers, and to compensate our manager, all of whom may receive equity awards from us as compensation.

We have in the past chosen, and may in the future choose, to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We have in the past distributed, and may in the future distribute, taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2009-15, up to 90% of any such taxable dividend for 2008 and 2009 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. For more information on the tax consequences of distributions with respect to our common stock, see “Federal Income Tax Considerations—Taxation of Stockholders” in the accompanying prospectus. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2009-15 applies only to taxable dividends payable in cash or stock in 2008 and 2009, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met. See “Material Federal Income Tax Considerations—Taxation of JER Investors Trust—Requirements for Qualification—Annual Distribution Requirements” in this prospectus supplement and “Federal Income Tax Considerations—Taxation of JER Investors Trust—Requirements for Qualification—Annual Distribution Requirements” in the accompanying prospectus.

An ownership change will limit our ability to use certain losses for U.S. federal income tax purposes and may increase our tax liability.

Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its previously incurred losses to reduce its tax liability. It is possible that this offering, either on a stand alone basis or when combined with future transactions (including issuances of new shares of our common stock and sales of shares of our common stock), will cause us to undergo an ownership change. In that event, we would not be able to use certain of our pre-ownership change losses in excess of the limitation imposed by Section 382. Such limitation is generally determined by multiplying our equity value by the long term tax exempt rate at the time of the ownership change. As a result, we may be limited in our ability to use these pre-ownership change losses to offset future taxable income.

Our manager will be paid an annual management fee that is not performance based, which may reduce its incentives to devote time and effort to us, which in turn could harm our business and results of operations.

Upon the completion of this offering, our manager will be entitled to receive from us a reduced annual base management fee equal to the aggregate of a $3.4 million fee, which, subject to NYSE rules, shall be payable 75% in cash on a monthly basis and 25% in shares of our Class A Common Stock on a quarterly basis, plus an annual fee equal to 1.0% of the cumulative balance of net proceeds from this offering and future offerings of any class of our common stock, payable in cash on a monthly basis. Moreover, after the completion of this offering, our manager will no longer be entitled to receive an incentive fee from us. Therefore, we will pay our manager the same management fee regardless of whether we experienced a net loss or a net gain during that period. Our manager’s entitlement to non-performance-based compensation may reduce its incentive to devote time and effort to successfully manage our investment portfolio and seek investments that provide attractive risk-adjusted returns, thus harming our business and prospects. Furthermore, the reduction in the base management fee and the elimination of the incentive fee paid to our manager may cause our manager or its owner to operate at a deficit and to fund operating losses associated with our business, which may reduce our manager’s ability to attract, retain and incentivize skilled personnel to work on our business.

The Class A Common Stock is a new issuance. There is no existing public market for our Class A Common Stock and a market may never develop, which could result in holders of our Class A Common Stock being unable to monetize their investment.

Shares of our Class A Common Stock are newly issued securities for which there is no established trading market. We expect that our Class A Common Stock will be approved for listing on the NYSE, but there can be no assurance that an active trading market for our Class A Common Stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their shares of Class A Common Stock or the price that our stockholders may obtain for shares of their Class A Common Stock.

Broad market fluctuations could negatively impact the market price of our Class A Common Stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our Class A Common Stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our Class A Common Stock.

Future issues of our common stock by us, including to our officers and directors, may have adverse consequences for investors in this offering.

We may issue additional shares of common stock in subsequent public offerings or private placements. In addition, we may issue shares of common stock to participants in our Non-Qualified Stock Option and Incentive Award Plan, including to our officers and directors upon the exercise of or in respect of distributions on equity awards previously granted thereunder. In addition, contingent upon the completion of this offering, we will amend our management agreement to, among other things, provide that our manager receives 25% of the $3.4 million fixed portion of its annual management fee in shares of our Class A Common Stock, paid quarterly. If we issue a significant number of shares of common stock or securities convertible into common stock, or if option holders exercise their options or restricted stock units vest in a short period of time, dilution of our Existing Common Stock and Class A Common Stock and an accompanying decrease in their respective market prices could occur. Our Existing Stockholders, and purchasers of Class A Common Stock in this offering, have no preemptive right to purchase any additional shares of common stock issued in any offering, and any such offering might cause significant dilution of your investment in shares of our Class A Common Stock.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We conduct our operations so as not to become regulated as an investment company under the Investment Company Act. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us. The assets that we may acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could adversely affect us and the market price for our stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $123.3 million (or approximately $141.9 million if the underwriters exercise their over-allotment option in full) after deducting underwriting discounts and commissions and other estimated expenses of this offering, assuming an offering price per share of $13.20, which is 15 times the last reported per share sale price of our Existing Common Stock on the NYSE on March 3, 2009. The underwriters will not receive any underwriting discounts or commissions with respect to the shares of our Class A Common Stock to be sold to Joseph E. Robert, Jr., our chief executive officer and chairman of our board of directors.

We intend to invest the net proceeds of this offering primarily in senior investment grade tranches of CMBS, with an emphasis on CMBS originally rated AA through AAA by S&P, Aa2 through Aaa by Moody’s and/or AA through AAA by Fitch. Contingent on the completion of this offering, we also intend to use approximately $15.7 million of the net proceeds of this offering to repurchase all of our outstanding trust preferred securities. The trust preferred securities have a 30-year term ending April 2037, are redeemable at par on or after April 2012 and pay distributions at a fixed rate aggregating $4.3 million annually through April 2012 and, thereafter, at a floating rate of three month LIBOR plus 225 basis points (in each case excluding amortization of fees and expenses). Following our repurchase of the trust preferred securities, our outstanding junior subordinated debentures will be retired.

Until appropriate investments or other uses can be identified, we intend to invest these funds in interest-bearing short-term investments, including Treasury bills, FDIC-insured bank deposits or other short term-investments, which we expect would provide a low net return (or possibly no return or negative return) based on current interest rates and all consistent with maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act.

MANAGEMENT AGREEMENT AMENDMENT

A management agreement governs the relationship between us and our manager and describes the services to be provided by our manager and its compensation for those services. The management agreement requires our manager to oversee our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. We originally entered into our management agreement with our manager in 2004. The management agreement has, since 2006, and will continue to be, automatically renewed for one-year terms as of June 4th each year unless terminated by either us or our manager upon at least 180 days prior notice. For additional information on our management agreement, please see the section entitled “The Management Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2007.

Our manager is currently entitled to receive from us a base management fee and an incentive fee based on certain financial performance criteria. Upon the completion of this offering, we and our manager will amend our management agreement to reduce the base management fee and to eliminate the incentive fee, as described in the table below. The remaining provisions of our management agreement with our manager will not be affected by this amendment.

Fee	Summary Description

Base Management Fee	Our manager will receive a base management fee comprised of the aggregate of a $3.4 million annual fee, which, subject to NYSE rules, shall be payable 75% in cash on a monthly basis and 25% in shares of our Class A Common Stock on a quarterly basis, plus an annual fee equal to 1.0% of the cumulative balance of net proceeds from this offering and future offerings of any class of our common stock, payable in cash on a monthly basis.

Incentive Fee	Our manager has agreed to eliminate its entitlement to incentive fees upon completion of this offering.

During 2008, we incurred $6.7 million of base management fees and no incentive fees.

Reimbursement of Manager. We pay all of our operating expenses. We reimburse our manager for costs incurred by personnel of J.E. Robert Company for travel on our behalf, costs associated with any computer software or hardware that is used by our manager primarily for us, and certain professional services provided by J.E. Robert Company to us. In addition, we pay to our manager allocable overhead reimbursements for our pro rata portion of certain overhead expenses of J.E. Robert Company and its affiliates required for our operations. Since 2007, the allocable overhead reimbursement has been limited to $0.5 million multiplied by the sum of (a) one plus (b) the percentage increase in the Consumer Price Index, or CPI, for the applicable year over the CPI for 2006, subject to a CPI floor of zero. During 2008, we incurred $0.6 million of overhead and out of pocket expense reimbursements to our manager.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2008:

•	on an actual basis; and

•	on an as adjusted basis giving effect to:

(i)	the offering and sale of 10,000,000 shares of our Class A Common Stock in this offering at a public offering price of $13.20 per share, which is 15 times the last reported per share sale price of our Existing Common Stock on the NYSE on March 3, 2009, after deducting underwriting discounts and commissions (which will not be paid on shares of Class A Common Stock to be sold to Joseph E. Robert, Jr.) and our estimated expenses, and assuming no exercise of the over-allotment option by the underwriters; and

(ii)	the approximately $15.7 million repurchase of all of the outstanding trust preferred securities issued by one of our subsidiaries and the retirement of our outstanding junior subordinated debentures.

The amount of proceeds we ultimately receive from this offering is dependent upon numerous factors and subject to general market conditions. Also, we may increase or decrease the number of shares in this offering. Accordingly, the actual amounts shown in the “As Adjusted” column may differ materially from those shown below. The “As Adjusted” column reflects material transactions since December 31, 2008, and does not purport to account for all changes to our capitalization since that date. For more information, please see the section entitled “The Company—Recent Developments—Book Value.”

	As of December 31, 2008
	Actual	As Adjusted
	($ in millions)
Cash and cash equivalents(1)	$8.4	$116.0

Liabilities:
CDO notes payable, at fair value	$211.7	$211.7
Repurchase agreements	16.1	16.1
Junior subordinated debentures	61.9	—
Note payable(2)	0.5	0.5
Interest rate swap agreements, at fair value	92.0	92.0
Accounts payable and accrued expenses	0.8	0.8
Dividends payable	2.3	2.3
Other liabilities	3.1	3.1

Total Liabilities	388.4	326.5

Stockholders’ Equity:
Existing Common Stock, $0.01 par value per share, 2,590,104 shares issued and outstanding(3)	0.1	0.1
Class A Common Stock, $0.01 par value per share, 0 shares issued and outstanding; 10,000,000 shares issued and outstanding, as adjusted	—	0.1
Additional paid-in capital	392.7	515.9
Cumulative dividends paid/declared	(157.7)	(157.7)
Cumulative earnings	(165.6)	(122.3)
Accumulated other comprehensive income (loss)	(23.1)	(23.1)

Total Stockholders’ Equity	46.4	213.0

Total Liabilities and Stockholders’ Equity	$434.8	$539.5

(1)	As of March 2, 2009, our cash balance decreased to $1.8 million. See “The Company—Recent Developments—Liquidity and Capital Resources.”
(2)	On February 27, 2009, we repaid at maturity the note payable to Goldman Sachs.
(3)	The 2,590,104 shares issued and outstanding at December 31, 2008 reflect the 1-for-10 reverse stock split that we effected on February 20, 2009 but does not reflect the 2008 year end stock dividend that was paid on January 30, 2009. When adjusted for such stock dividend, shares of Existing Common Stock issued and outstanding were 4,987,994.

PRICE RANGE OF EXISTING COMMON STOCK

Each share of Class A Common Stock represents rights equal to those of fifteen (15) shares of our Existing Common Stock as to all matters, including with regard to distributions, rights upon liquidation, dissolution or winding up and voting rights. Our Class A Common Stock is a new issuance of securities and does not have an established trading market. However, our Existing Common Stock is listed on the NYSE. The following table sets forth the high and low sale prices per share of our Existing Common Stock as reported on the NYSE from January 1, 2007 through March 3, 2009. The stock price information is based on data provided by Bloomberg Finance. All prices reflect the 1-for-10 reverse stock split effected by us on February 20, 2009. The 2008 year end stock dividend is only reflected on and after its payment date of January 30, 2009.

	High	Low
Fiscal Year Ended December 31, 2009
First Quarter (through March 3, 2009)	$10.60	$0.88

Fiscal Year Ended December 31, 2008
First Quarter	$112.00	$75.10
Second Quarter	92.80	62.30
Third Quarter	77.30	42.60
Fourth Quarter	54.50	8.50

Fiscal Year Ended December 31, 2007
First Quarter	$215.40	$166.40
Second Quarter	193.30	144.60
Third Quarter	151.90	80.00
Fourth Quarter	135.30	83.80

On March 3, 2009, the last reported sale price of our Existing Common Stock on the NYSE was $0.88 per share. As of February 20, 2009, there were approximately 38 holders of record of our Existing Common Stock and no holders of record of our Class A Common Stock.

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus supplement or incorporated by reference into the accompanying prospectus.

DESCRIPTION OF CLASS A COMMON STOCK

The following is a summary of the material terms and provisions of the Class A Common Stock. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our charter, our by-laws and the articles supplementary to our charter setting forth the particular terms of the Class A Common Stock, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part and are or will be available from us. The following description of the particular terms of the Class A Common Stock supplements the description of the general terms and provisions of our common stock with respect to such class set forth in “Description of Capital Stock” in this prospectus supplement and “Description of Capital Stock—Common Stock” in the accompanying prospectus.

General

Under our charter, our board of directors is authorized to issue up to 100 million shares of common stock, $0.01 par value per share, and to reclassify any unissued shares of such common stock from time to time in one or more classes or series of stock, subject to the rights of holders of any class or series of our preferred stock, without stockholder approval. In connection with this offering, our board of directors intends to adopt articles supplementary to our charter that, among other things, authorize the issuance of up to 12,000,000 shares of a new series of common stock, $0.01 par value per share, designated as the Class A Common Stock, and fix the terms, designations, powers, rights, limitations and restrictions thereof. Each share of Class A Common Stock represents rights equal to those of fifteen (15) shares of our Existing Common Stock, $0.01 par value per share, as to all matters, including with regard to distributions, rights upon liquidation, dissolution or winding up and voting rights. Under Maryland law applicable to us, a stockholder is not personally liable for our obligations solely as a result of his or her status as a stockholder.

Ranking

The Class A Common Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, will rank on a parity with our Existing Common Stock (for the period that our Existing Common Stock remains outstanding) and all other shares of our common stock, and junior to all equity securities issued by us in the future the terms of which specifically provide that such equity securities rank senior to such Class A Common Stock.

Distributions. Subject to the preferential rights of any other class or series of our capital stock that may hereafter be created, for the period that our Existing Common Stock remains outstanding, holders of our Class A Common Stock are entitled to receive distributions, if, as and when authorized by our board of directors out of assets legally available for the payment of distributions in an amount per share equal to fifteen (15) times the distribution payable on each share of Existing Common Stock. We will pay distributions to holders of record as they appear in our stockholder record books at the close of business on the record date established by our board of directors for such distribution.

Liquidation. Subject to the preferential rights of any other class or series of our capital stock that may hereafter be created, for the period that our Existing Common Stock remains outstanding, holders of our Class A Common Stock are entitled to share ratably along with the holders of our Existing Common Stock in the assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities, in an amount per share equal to fifteen (15) times the amount per share payable with regard to each share of our Existing Common Stock.

Voting

For the period that our Existing Common Stock remains outstanding, holders of Class A Common Stock will have the right to vote as a single class with holders of Existing Common Stock on all matters presented to them. On all matters as to which holders of the Class A Common Stock and Existing Common Stock are entitled to vote, holders of Class A Common Stock will be entitled to fifteen (15) votes per share and holders of Existing Common Stock will be entitled to one (1) vote per share. After no shares of Existing Common Stock remain outstanding, each holder of Class A Common Stock will be entitled to one (1) vote per share on all matters presented to the holders of our common stock generally.

Special Voting Provision. For so long as shares of Existing Common Stock remain outstanding, the vote of holders of a majority of the shares of the Class A Common Stock outstanding will be required to approve any matter that could adversely affect the holders of the Class A Common Stock differently than the holders of Existing Common Stock.

Recapitalization Vote. At our annual stockholders meeting to be held in May 2009, stockholders will be asked to approve an amendment to our charter pursuant to which the Existing Common Stock will be mandatorily exchanged for shares of Class A Common Stock at a ratio of 15 for 1, meaning for every fifteen (15) shares of Existing Common Stock a holder will receive one (1) share of Class A Common Stock. We will pay cash in lieu of any fractional shares of Class A Common Stock payable to any stockholder upon such exchange. If holders of a majority of shares of common stock entitled to vote on such matter fail to approve such amendment, the Existing Common Stock will remain outstanding.

Exchange

The Class A Common Stock is not exchangeable for shares of our Existing Common Stock.

Following completion of this offering, holders of Existing Common Stock will have the right (but not the obligation, pending the outcome of the stockholder vote at our annual meeting) to exchange any or all of their shares of Existing Common Stock for shares of Class A Common Stock at a rate of one (1) share of Class A Common Stock for every fifteen (15) shares of Existing Common Stock. We will pay cash in lieu of any fractional shares of Class A Common Stock payable to any stockholder upon such exchange.

Listing

We intend to apply to have the Class A Common Stock listed on the NYSE under the symbol “JRT.A”.

Form

The Class A Common Stock will be issued and maintained in book-entry form registered in the name of Cede & Co., the nominee of The Depository Trust Company.

Transfer Agent and Registrar

The transfer agent and registrar for our Existing Common Stock and our Class A Common Stock is the American Stock Transfer and Trust Company, New York, New York.

DESCRIPTION OF CAPITAL STOCK

The following discussion supplements the discussion set forth under the heading “Description of Capital Stock” in the accompanying prospectus. For a complete description of the terms of our capital stock, we refer you to the section entitled “Description of Capital Stock” in the accompanying prospectus, as well as the Maryland General Corporation Law, or the MGCL, our charter and our by-laws. Our charter and by-laws are incorporated by reference into this prospectus supplement, and copies of such documents are available upon request.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder. As a result, any interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. If we revoke the exemption for business combinations, then the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-fifth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or by-laws of the corporation. Our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer, and at our request, serves or has served as a director, officer, partner or trustee of another real estate investment trust, partnership, joint venture trust, employee benefit plan or any other enterprise, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter also permits us to advance expenses to any person who served in any of the capacities described above.

Board of Directors

Our by-laws provide that the number of our directors may be established by the board of directors but may not be fewer than the minimum number required by the MGCL, nor more than 15. Directors may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors.

Meetings

An annual meeting of the stockholders will be held in May each year. The chairman of the board, president, chief executive officer or the board of directors may call a special meeting of the stockholders. A special meeting of the stockholders shall also be called by the secretary upon written request of the stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting. A request for a special meeting must set forth the purpose of the meeting and must be received by the secretary within 60 days after a request record date fixed by the board of directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of material U.S. Federal income tax considerations regarding the offering and the acquisition, holding and disposition of our common stock is based on current law, is for general information only and is not tax advice. This summary supplements the discussion set forth under the heading “Federal Income Taxation Considerations” in the accompanying prospectus. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our common stock in light of their personal investment or tax circumstances.

Taxation of JER Investors Trust

Requirements for Qualification

Annual Distribution Requirements. From time to time, we may declare taxable dividends payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be limited to 10% or more of the aggregate amount of such dividend. In such case, for Federal income tax purposes, the amount of the dividend paid in stock would be equal to the amount of cash that could have been received instead of stock. As noted above, while Revenue Procedure 2009-15 applies only to taxable dividends payable in cash or stock in 2008 and 2009, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met. Please see the section entitled “Federal Income Tax Considerations—Taxation of JER Investors Trust—Requirements for Qualification—Annual Distribution Requirements” in the accompanying prospectus.

Legislative or Other Actions Affecting REITs

The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. The Housing and Economic Recovery Tax Act of 2008, or the 2008 Act, was recently enacted into law. The 2008 Act’s sections that affect the REIT provisions of the Code are generally effective for taxable years beginning after its date of enactment, and for us will generally mean that the new provisions apply from and after January 1, 2009, except as otherwise indicated below.

The 2008 Act made the following changes to, or clarifications of, the REIT provisions of the Code that could be relevant for us:

Taxable REIT Subsidiaries

The limit on the value of taxable REIT subsidiaries’ securities held by a REIT has been increased from 20 percent to 25 percent of the total value of such REIT’s assets. Please see the section entitled “Federal Income Tax Considerations—Asset Tests” in the accompanying prospectus.

Foreign Currency as Cash

Foreign currency that is the functional currency of a REIT or a qualified business unit of a REIT and is held for use in the normal course of business of such REIT or qualified business unit will be treated as cash for purposes of the 75% asset test. The foreign currency must not be derived from dealing, or engaging in substantial and regular trading in securities. Please see the section entitled “Federal Income Tax Considerations—Asset Tests” in the accompanying prospectus.

Foreign Currency Gain

Under the 2008 Act, real estate foreign exchange gain is not treated as gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain includes gain derived from certain qualified business units of the REIT and foreign currency gain attributable to (i) qualifying income under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, or (iii) being an obligor on an obligation secured by mortgages on real property or on interests in real property. In addition, passive foreign exchange gain is not treated as gross income for purposes of the 95% gross income test. Passive foreign exchange gain includes real estate foreign exchange gain and foreign currency gain attributable to (i) qualifying income under the 95% gross income test, (ii) the acquisition or ownership of obligations, or (iii) being the obligor on obligations and that, in the case of (ii) and (iii), does not fall within the scope of the real estate foreign exchange definition.

Expanded Prohibited Transactions Safe Harbor

The safe harbor from the prohibited transactions tax for certain sales of real estate assets is expanded by reducing the required minimum holding period from four years to two years, among other changes. Please see the section entitled “Federal Income Tax Considerations—Prohibited Transactions” in the accompanying prospectus.

Hedging Income

Income from a hedging transaction entered into after July 30, 2008, that complies with identification procedures set out in Treasury regulations and hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or primarily to manage risk of currency fluctuations with respect to income that qualifies under the 75% or 95% gross income tests will not constitute gross income for purposes of either of these tests. Please see the section entitled “Federal Income Tax Considerations—Derivatives and Hedging Transactions” in the accompanying prospectus.

Reclassification Authority

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Certain Distributions Payable in Cash or Stock

In addition to the changes and clarifications of the REIT provisions of the Code that were included in the 2008 Act, the IRS has recently issued guidance permitting the payment by REITs of taxable dividends payable in cash or stock at the at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be limited to 10% or more of the aggregate amount of such dividend. In such case, for Federal income tax purposes, the amount of the dividend paid in stock would be equal to the amount of cash that could have been received instead of stock. Such IRS guidance is effective only for the 2008 and 2009 tax years.

Limitation on Loss Carryforwards

Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. It is possible that the transactions described in this offering, either on a stand alone basis or when combined with future transactions (including issuances of new shares of our common stock and sales of shares of our common stock), will cause us to undergo an ownership change. In that event, we would not be able to use certain of our pre-ownership change losses in excess of the limitation imposed by Section 382. Such limitation is generally determined by multiplying our equity value and the long term tax exempt rate at the time of the ownership change. As a result, we may be limited in our ability to use these pre-ownership change losses to offset future taxable income.

UNDERWRITING

The underwriters named below, acting through their representative, JMP Securities LLC, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of Class A Common Stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

Underwriter	Number of Shares

JMP Securities LLC
Friedman, Billings, Ramsey & Co., Inc.

Total	10,000,000

Commissions and Discounts

The representative has advised us that the underwriters propose to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession of not in excess of $     per share, of which $     may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The Class A Common Stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The underwriters will not receive any underwriting discounts or commissions with respect to the                                          shares of Class A Common Stock to be sold to Joseph E. Robert, Jr., our chief executive officer and the chairman of our board of directors, in this offering.

Over-Allotment Option

We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to 1,500,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. If the underwriters exercise their over-allotment option to purchase any of the additional 1,500,000 shares of Class A Common Stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of Class A Common Stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of Class A Common Stock offered in this offering.

The following table summarizes the compensation to be paid to the underwriters:

	Per Share	Total
		Without Over- allotment	With Over- allotment
Underwriting discounts and commissions payable by us (1)	$	$	$

(1)	The underwriters will not receive any discounts or commissions with respect to the shares of Class A Common Stock to be sold to Mr. Robert in this offering.

We estimate that the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,000,000.

Indemnification

The underwriting agreement contains covenants of indemnity among the underwriters, us and our manager against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-Up Agreements

Each of our officers and directors has agreed with JMP Securities LLC, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Class A Common Stock or shares of Existing Common Stock, any options or warrants to purchase any shares of Class A Common Stock or shares of Existing Common Stock, or any securities convertible into or exchangeable for shares of Class A Common Stock or shares of Existing Common Stock owned as of the date of this prospectus supplement or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of JMP Securities LLC. This restriction terminates after the close of trading of shares of Class A Common Stock on the NYSE, if then listed on the NYSE, or the primary securities market on which such securities are then traded, on the 90th day after the date of this prospectus supplement. However, JMP Securities LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. Other than the lock-up agreements themselves, there are no existing agreements between the representative and any of our stockholders who have executed a lock-up agreement providing consent to the sale of such securities prior to the expiration of the lock-up period.

In addition, we have agreed that during the 90-day lock-up period we will not, without the prior written consent of JMP Securities LLC, subject to certain exceptions, offer, sell, contract to sell, or otherwise dispose of, any shares of Class A Common Stock or shares of Existing Common Stock, any options or warrants to purchase any shares of Class A Common Stock or shares of Existing Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Class A Common Stock or shares of Existing Common Stock, other than our sale of shares of Class A Common Stock in this offering, the issuance of our Existing Common Stock upon the exercise of outstanding options or warrants or the vesting of restricted stock, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period.

If (1) during the last 17 days of the 90-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Listing

Prior to this offering, there has been no public market for our Class A Common Stock. We intend to apply to list our Class A Common Stock on the NYSE under the symbol “JRT.A”.

Syndicate Short Sales

The representative has advised us that, on behalf of the underwriters, it may make short sales of our Class A Common Stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase in the aggregate pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the shares subject to the underwriters’ over-allotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A “naked” short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the Class A Common Stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our Class A Common Stock following this offering. As a result, our Class A Common Stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

Stabilization

The representative has advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of Class A Common Stock at a level above that which might otherwise prevail in the open market. A “stabilization bid” is a bid for or the purchase of shares of Class A Common Stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A Common Stock. A “penalty bid” is an arrangement permitting the representative to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the Class A Common Stock originally sold by that underwriter or syndicate member is purchased by the representative in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representative has advised us that stabilizing bids and open market purchases may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Affiliations with the Underwriters

One of our directors, Daniel V. Altobello, is also a director of Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc. Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they received customary fees and expenses. Friedman, Billings, Ramsey & Co., Inc. is acting as purchasing agent/paying agent in connection with the repurchase by us of all of our outstanding trust preferred securities held by three third-party investors and will receive customary fees in connection with this repurchase transaction. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and DLA Piper LLP (US), Baltimore, Maryland. Certain legal matters in connection with the Class A Common Stock offered under this prospectus supplement will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Clifford Chance US LLP will rely as to certain matters of Maryland law upon DLA Piper LLP (US).

EXPERTS

The consolidated financial statements and schedule of JER Investors Trust Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and our effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus supplement, and information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus supplement the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 that we filed with the SEC on April 1, 2008;

•

our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 that we filed with the SEC on May 12, 2008, August 11, 2008 and November 10, 2008, respectively;

•

our Current Reports on Form 8-K that we filed with the SEC on June 3, 2008, December 10, 2008, December 17, 2008, December 23, 2008, January 2, 2009, January 29, 2009, February 20, 2009, February 23, 2009, February 26, 2009 and March 3, 2009 (with respect to Item 8.01 only);

•	our Definitive Proxy Statement on Schedule 14A that we filed with the SEC on April 29, 2008; and

•

the section entitled “Description of Registrant’s Securities to be Registered” in the Registration Statement Form 8-A that we filed with the SEC on July 11, 2005, and any amendment or report filed for the purpose of updating that description.

Whenever after the date of this prospectus supplement we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference and deemed to be a part of this prospectus supplement from the time they are filed. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. Requests for documents should be directed to JER Investors Trust Inc., 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102 (telephone number (703) 714-8000), Attention: Investor Relations.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

SUBSCRIPTION RIGHTS

and

WARRANTS

JER Investors Trust Inc. may offer, issue and sell from time to time, together or separately, shares of our common stock; shares of our preferred stock, which we may issue in one or more series; depositary shares representing shares of our preferred stock; debt securities, which may be senior debt securities or subordinated debt securities; subscription rights to purchase shares of our common stock; or warrants to purchase our equity or debt securities, up to a maximum aggregate offering price of $250,000,000.

We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet which will precede the prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common stock is listed on the New York Stock Exchange under the trading symbol “JRT.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2008.

i

ABOUT THIS PROSPECTUS

In this prospectus and any prospectus supplement hereto, unless the context suggests otherwise, references to “our company,” “the Company,” “we,” “us” and “our” mean JER Investors Trust Inc.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $250,000,000.

This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus contains, and any applicable prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our filings can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Our Commission filings are also available over the Internet at the Commission’s website at www.sec.gov and at our website at www.jer.com. Information on our website does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus, and information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 that we filed with the SEC on April 1, 2008;

•	our Definitive Proxy Statement on Schedule 14A that we filed with the SEC on April 29, 2008; and

•

the section entitled “Description of Registrant’s Securities to be Registered” in the Registration Statement Form 8-A that we filed with the SEC on July 11, 2005, and any amendment or report filed for the purpose of updating that description.

Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference and deemed to be a part of this prospectus from the time they are filed. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests for documents should be directed to JER Investors Trust Inc., 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102 (telephone number (703) 714-8000), Attention: Investor Relations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate and capital markets specifically;

•	legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts);

•	availability of capital to the Company;

•	the Company’s ability to maintain existing and obtain future financing arrangements;

•	the Company’s ability to maintain adequate liquidity, including satisfying margin call requirements and meeting distribution requirements to maintain its REIT status;

•	changes in interest rates and interest rate spreads, including credit spreads;

•	changes in generally accepted accounting principles or interpretations thereof;

•	market trends;

•	policies and rules applicable to real estate investment trusts;

•	application and interpretation of the rules and regulations of the Investment Company Act of 1940; and

•	other factors as may be detailed from time to time in our public announcements and SEC filings.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement hereto and in reports of the Company filed with the SEC. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The “Risk Factors” incorporated by reference into this prospectus or any prospectus supplement hereto could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

JER INVESTORS TRUST INC.

We are a specialty finance company organized by J.E. Robert Company, Inc. (the “J.E Robert Company”), primarily to originate and acquire real estate debt securities and loans and fee interests in net leased real estate assets. We are externally managed and advised by JER Commercial Debt Advisors LLC, an affiliate of J.E. Robert Company. J.E. Robert Company and its affiliates are a fully integrated real estate investment management firm. We capitalize on the knowledge and substantial resources of J.E. Robert Company and its affiliates and take advantage of the growing volume and complexity of commercial real estate structured finance products by investing primarily in loans and debt securities that we believe will yield the highest risk-adjusted returns. Our target investments include commercial real estate structured finance products such as commercial mortgage backed securities (commonly known as CMBS), mezzanine loans and B-Note participations in mortgage loans, as well as whole commercial mortgage loans, loans to real estate companies, preferred equity, and net leased real estate. Although we have not done so to date, we may also invest in residential mortgages and related securities. We pursue a selective investment strategy, targeting specific transactions based on an analysis of debt structure and taking into account the underlying real estate and borrower credit risk. We are organized and conduct our operations in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

J.E. Robert Company was founded in 1981 to provide expertise to public and private financial institutions in resolving real estate loan workout situations. Since its founding, the firm has been active in all facets of the commercial real estate debt markets, including sourcing, due diligence, valuation, acquisition, asset management and disposition. J.E. Robert Company primarily conducts its real estate investment management activities on a global basis through a series of private equity funds.

Since 1991, J.E. Robert Company has served as the special servicer or asset manager on numerous securitized pools of non-performing and performing commercial loans. The primary function of the special servicer is to manage any loans that default or become delinquent at their maturity. Accordingly, the special servicer function is critical with respect to maximizing the return of principal and interest from the underlying loans. J.E. Robert Company currently has the highest special servicer ratings of “CSS1” and “strong” from Fitch Investors Service, Inc. and Standard & Poor’s rating services, respectively. J.E. Robert Company is currently the special servicer for 21 of the 26 CMBS pools in which we have made investments as of December 31, 2007.

Our stock is traded on the New York Stock Exchange under the symbol “JRT.” We were incorporated in the State of Maryland on April 19, 2004 and completed our initial public offering in July 2005. Our principal executive offices are located at 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102. Our telephone number is (703) 714-8000. We maintain a web site at www.jer.com. Information at our web site is not and should not be considered part of this prospectus.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the Commission, which will be subsequently incorporated herein by reference; by any prospectus supplement accompanying this prospectus; or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Incorporation Of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. We have no shares of preferred stock outstanding.

	Year Ended December 31,
	2007	2006	2005	2004

Ratio of earnings to fixed charges	1.30	2.19	4.30	N/A

For purposes of calculating the above ratios, (i) “earnings” represent net income (loss) on our consolidated statements of operations, as adjusted for fixed charges, and (ii) “fixed charges” represent interest expense on our consolidated statements of operations, equity in earnings and capitalized interest. The ratios are based solely on historical financial information.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, or the MGCL, our charter and our by-laws. Copies of our charter and by-laws are available upon request. The following description discusses the general terms of the common stock and preferred stock that we may issue.

The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our charter, particularly to the articles supplementary relating to that series of preferred stock.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. As of April 17, 2008, 25,901,035 shares of common stock, and no shares of preferred stock are issued and outstanding. As of April 17, 2008, there were 179 holders of record of our common stock. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

The law firm of DLA Piper US LLP has acted as our Maryland counsel and has opined that all shares offered under this prospectus have been duly authorized, fully paid and non-assessable, subject to standard assumptions. Holders of our common stock are entitled to receive dividends, if as and when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter, however, provides for approval of these matters, except with respect to certain charter amendments, by an affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

The MGCL authorizes our board of directors to increase or decrease the aggregate number of our authorized shares or the number of shares of any class of stock that we may issue, without stockholder approval. Our charter also authorizes our board of directors to issue additional authorized but unissued shares of our common stock, to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series without stockholder approval.

Preferred Stock

Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation; and

•	whether or not the shares of such series shall be convertible, and, if so, the terms and conditions upon which shares of such series shall be convertible.

You should refer to the articles supplementary and prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

Preferred Stock Dividend Rights

Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, dividends in additional shares of preferred stock or cash dividends at the rates and on the dates set forth in the related articles supplementary and prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related articles supplementary and prospectus supplement. If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.

Unless otherwise set forth in the related articles supplementary and prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Preferred Stock Rights Upon Liquidation

If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the articles supplementary and prospectus supplement relating to the series of preferred stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

Preferred Stock Redemption

Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related articles supplementary and prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the related articles supplementary and prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of our or of third parties, as specified in the related articles supplementary and prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.

Preferred Stock Conversion Rights

The related articles supplementary and prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other property. As described under “Preferred Stock Redemption” above, under some circumstances preferred stock may be mandatorily converted into common stock or another series of preferred stock.

Preferred Stock Voting Rights

The related articles supplementary and prospectus supplement will state any voting rights of that series of preferred stock. Unless otherwise indicated in the related articles supplementary and prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Permanent Global Preferred Securities

A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

Power To Reclassify Unissued Shares Of Common And Preferred Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Transfer Restrictions

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, shares of capital stock (of all classes or series of our stock) in excess of 9.8% of the aggregate value of our outstanding capital stock. For this purpose, a group within the meaning of Section 13(d)(3) of the Exchange Act is treated as a single person.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from certain of these limits, subject to such terms, conditions, representations and undertakings as it may determine.

Any attempted transfer of our stock that, if effective, would result in a violation of the above limitations will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust (“Trust”) for the exclusive benefit of one or more charitable beneficiaries (“Charitable Beneficiary”), and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to the shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every record owner of more than a specified percentage of our stock that, pursuant to Treasury regulations, may be as low as 0.5%, is required, within 30 days after the end of each taxable year, to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary to be named in the applicable prospectus supplement, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion

If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	All outstanding depositary shares to which it relates have been redeemed or converted; and/or

•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

Debt Securities

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior, subordinated or junior subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of our common stock upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of our common stock which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of an investment in common stock of JER Investors Trust. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “JER Investors Trust,” “we,” “our” and “us” mean only JER Investors Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate JER Investors Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as nominee;

•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust which has issued an equity interest to certain types of tax exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxable Mortgage Pools and Excess Inclusion Income” below. A similar tax may be payable by persons who hold our stock as nominee on behalf of such a tax exempt organization. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of JER Investors Trust

We have elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2004. We believe that we have been organized, have operated and expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. We have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with its initial taxable year that ended on December 31, 2004, JER Investors Trust was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued, and does not cover subsequent periods. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (as amended, the “2003 Act”) reduces the rate at which most individuals, trusts and estates are taxed on corporate dividends from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the 2003 through 2010 tax years. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Our net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions”, and “—Foreclosure Property”, below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

•

If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7) which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2004). Our charter provides restrictions regarding the ownership and transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met. In addition, a REIT that makes use of these relief provisions must pay a penalty tax that is based upon the magnitude of the violation. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test with respect to the 2005 and future taxable years, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Affiliated Partnerships.”

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any wholly owned subsidiary, other than a “taxable REIT subsidiary” as described below, that we own either directly or through one or more other qualified REIT subsidiaries or disregarded entities. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or foreign currency gains.

Income Tests

In order to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries have invested in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure, and we believe that we have in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We and our subsidiaries also have invested in real estate mortgage investment conduits, or REMICs, and we may invest in other types of commercial mortgage backed securities, or CMBS. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

Rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Effective beginning 2005, any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test, provided that specified requirements are met, including the requirement that the instrument hedge risks associated with our indebtedness that is incurred to acquire or carry

“real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect and we file a schedule of the sources of our gross income in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to real estate assets and securities of TRSs. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% value test, as explained below).

The Code provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” The Code also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or mortgage-backed securities that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Code contains a number of relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame. No assurance can be given that we would qualify for relief under those provisions.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, so long as the dividend is actually paid by us before the end of January of the next calendar year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools,

•	loans or mortgage backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash,

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010) pursuant to the 2003 Act, as amended by recent legislation. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us, by a lower-tier partnership in which we hold an equity interest, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease was at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Foreign Investments

We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize directly or through pass-through subsidiaries, or that these technical requirements will not adversely affect our ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Effective beginning in 2005, to the extent that we or a pass-through subsidiary enter into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would not be treated as gross income for purposes of the REIT 95% gross income test, and would be treated as non-qualifying income for the 75% gross income test. To the extent that we hedge in other situations (for example, against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under recently issued IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” Under recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test with respect to the 2005 and future taxable years, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of JER Investors Trust—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of JER Investors Trust—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of JER Investors Trust—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations pursuant to the 2003 Act. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of JER Investors Trust—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of JER Investors Trust—Annual Distribution Requirements.” Such

losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of JER Investors Trust Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a USRPI, distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a dividend that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of U.S. real property interests (“USRPIs”) that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the maximum amount that could have been designated as a capital gain dividend. A dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, provided that (1) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of JER Investors Trust Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a

USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given that we will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our stock at all times during a specified testing period. Our stock is, and we expect that it will continue to be, publicly traded.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension stockholders in order to satisfy the REIT closely held test and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning JER Investors Trust stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

The American Jobs Creation Act of 2004 contains a number of provisions that affect the tax treatment of REITs and their stockholders, many of which apply retroactively to 2001. As discussed above, the 2004 Act includes provisions that generally ease compliance with certain REIT asset requirements, with the REIT 95% gross income requirement (in connection with income from hedging activities), and which grant relief in cases involving violations of the REIT asset and other requirements, provided that specified conditions are met. See “Taxation of JER Investors Trust—Requirements for Qualification—General,” “—Asset Tests,” “—Income Tests” and “—Failure to Qualify.” The 2004 Act also alters the tax treatment of capital gain dividends received by foreign stockholders in some cases. See “Taxation of Stockholders—Taxation of Foreign Stockholders—Capital Gain Dividends.”

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock or other securities.

ERISA CONSIDERATIONS

A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA,

•	plans described in Section 4975(e)(1) of the Internal Revenue Code, including retirement accounts and Keogh Plans,

•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, and

•	persons who have certain specified relationships to a plan described as “parties in interest” under ERISA and “disqualified persons” under the tax code.

Regulation Under ERISA and the Tax Code

ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and the tax code prohibit certain transactions involving “plan assets” between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

The term “plan assets” is defined by Section 3(42) of ERISA and a regulation issued by the Department of Labor (the “Plan Assets Regulation”). A plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity, unless certain exceptions apply. Accordingly, the operations of such an entity could result in a prohibited transaction under ERISA and the tax code.

Regulation Issued by the Department of Labor

Under the Plan Assets Regulation, if a plan acquires an equity interest that is a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

•	is either:

(i)	part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

(ii)	sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

The Shares of Our Common Stock as “Publicly-Offered Securities”

Our common stock currently meet the above criteria and it is anticipated that the shares of our common stock being offered hereby will continue to meet the criteria of publicly-offered securities.

Applicability of the “publicly-offered security” exception or another exception to the Plan Assets Regulation with respect to other securities offered hereby will be discussed in the respective prospectus supplement.

General Investment Considerations

Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account) considering the purchase of securities should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in these securities with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

•	whether the plan’s investment could give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code,

•	whether the fiduciary has the authority to make the investment,

•	the composition of the plan’s portfolio with respect to diversification by type of asset,

•	the plan’s funding objectives,

•	the tax effects of the investment,

•	whether our assets would be considered plan assets, and

•

whether, under the general fiduciary standards of investment prudence and diversification an investment in these shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Accordingly, assets of such plans may be invested in the securities without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules set forth in the tax code.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation;

•	directly to purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or re-allowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than the common stock, which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, warrants or other securities issued pursuant to the registration statement of which this prospectus forms a part on any securities exchange; any such listing will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and DLA Piper US LLP, Baltimore, Maryland. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and schedule of JER Investors Trust Inc. appearing in JER Investor Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, and JER Investor Trust Inc.’s effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.